AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 28, 2007

REGISTRATION STATEMENT NO. 333-147688

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment #2 to
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COMMUNICATE.COM INC.
(Name of Small Business Issuer in Its Charter)

Nevada	7389	88-0346310
(State or other jurisdiction of	(Primary Standard Industrial	(IRS Employee Identification No.)
incorporation or organization)	Classification Code Number)

375 Water Street, Suite 645
Vancouver, BC, V6B5C6, Canada
(604) 453-4870
(Address and telephone number of principal executive
offices and principal place of business)

Nevada Agency & Trust Company
50 West Liberty Street, Suite 800
Reno, Nevada 89501
(775) 322-0626
(Name, address and telephone number of Agent for Service)

COPY TO:

C. Geoffrey Hampson
COMMUNICATE.COM INC.
375 Water Street, Suite 645
Vancouver, BC, V6B5C6, Canada
(604) 453-4870
Fax: (604) 453-4871

Jennifer A. Post, Esq.
RICHARDSON & PATEL LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
(310) 208-1182
Fax: (310) 208-1154

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE
EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same
offering. [   ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the
Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the
Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
	Amount to be	offering price	aggregate offering	Amount of
Title of securities to be registered	registered	per share (1)	price (1)	registration fee

Common Stock, $0.001 par value per share	2,550,000	$2.015	$5,138,250	$157.74

(1)

Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Act”). The price per share is based on the average of the bid and ask price of the Registrant's common stock on the OTC Bulletin Board on December 27, 2007.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED,OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

SUBJECT TO COMPLETION, DATED DECEMBER 28, 2007

PROSPECTUS
COMMUNICATE.COM INC.

2,550,000 shares of Common Stock

This prospectus covers the resale by selling shareholders named on page 32 of up to 2,550,000 shares of our common stock, $0.001 par value, which include:

  2,550,000 shares of common stock issued pursuant to various subscription agreements entered into in September 2007.

These securities will be offered for sale by the selling shareholders identified in this prospectus in accordance with the methods and terms described in the section of this prospectus entitled “Plan of Distribution”. We will not receive any of the proceeds from the sale of these shares. The selling shareholders may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with the sale of their common stock under this prospectus. We will pay all expenses, except for the brokerage expenses, fees, discounts and commissions, which will all be paid by the selling shareholders, incurred in connection with the offering described in this prospectus. Our common stock is more fully described in the section of this prospectus entitled “Description of Securities”.

The prices at which the selling shareholders may sell the shares of common stock that are part of this offering will be determined by the prevailing market price for the shares at the time the shares are sold, a price related to the prevailing market price, at negotiated prices or prices determined, from time to time by the selling shareholders. See “Plan of Distribution”.

Our common stock is currently listed on the Over the Counter Bulletin Board under the symbol “CMNN”. On December 27, 2007, the closing price of our common stock was $2.04 per share.

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 28, 2007.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section entitled “Risk Factors” and our consolidated financial statements and the related notes. In this prospectus, we refer to Communicate.com, Inc. and its subsidiary as “Communicate,” “Company” ,”we”, us” and “our”.

OUR COMPANY

Communicate was incorporated under the laws of the State of Nevada on October 10, 1995 under the name “Troyden Corporation”. Communicate changed its name on August 21, 2000 to “Communicate.com Inc.” Our principal executive offices are located at 375 Water Street, Suite 645, Vancouver, British Columbia V6B5C6, Canada and our telephone number is (604) 453-4870.

Our sole business currently is that of managing the business of our subsidiary: Domain Holdings Inc. (“DHI”, formerly Communicate.com Inc., an Alberta corporation). DHI is in the business of utilizing its exclusive ownership of domain names to develop Internet-related business ventures and in online product sales. Our former majority-owned subsidiary, FrequentTraveller.com Inc., (“FT) is in the business of selling travel services over the Internet. We unwound our relationship with FT effective November 12, 2007. Pursuant to an asset purchase agreement with FT, dated November 12, 2007, we acquired all of the tangible and intangible assets associated or used in connection with the operation of FT’s travel business, exclusive of all cash and real property, in consideration for (a) the delivery of 8,000,000 shares of FT owned by us; and (b) the cancellation of $261,833.19 of debt owed to us by FT. As a result, we have acquired all rights associated with the operation of the frequentraveller.com website and FT is no longer our subsidiary.

THE OFFERING

We are registering shares of our common stock for sale by the selling shareholders identified in the section of this prospectus entitled “Selling Shareholders”. The shares included in the table identifying the selling shareholders consist of:

  2,550,000 shares of common stock issued pursuant to various subscription agreements entered into in September 2007.

The shares of common stock issued and outstanding prior to this offering consist of 21,446,623 shares of common stock and do not include:

  1,000,000 shares of restricted common stock issuable upon the exercise of warrants issued June 11, 2007 to Hampson Equities Ltd. (a company owned and controlled by C Geoffrey Hampson, our Chief Executive Officer) at an exercise price of $1.25 per share and effective until June 10, 2009 in exchange for $1,000,000 cash pursuant to a subscription agreement dated June 1, 2007.

  3,750,000 shares of common stock reserved for issuance upon the exercise of outstanding stock options granted pursuant to our 2007 Stock Incentive Plan; and

  1,250,000 shares of common stock reserved for issuance pursuant to our 2007 Stock Incentive Plan which have not yet been issued.

After this offering, we will have a total of 21,446,623 shares of common stock issued and outstanding. If all of our other issued and outstanding options and warrant are exercised, we will have a total of 26,196,623 shares of common stock issued and outstanding.

Information regarding our common stock is included in the section of this prospectus titled “Description of Securities”.

On October 5, 2007, we completed an offering of 5,000,000 of our common stock at $2.00 per share. 2,550,000 shares of common stock offered hereby were issued and sold by us to investors in the offering and are being registered on the registration statement of which this prospectus is a part under the terms of a subscription agreement between us and the holders.

The shares of common stock offered under this prospectus may be sold by the selling shareholders on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer. Information regarding the selling shareholders, the common shares they are offering to sell under this prospectus, and the times and manner in which they may offer and sell those shares is provided in the sections of this prospectus captioned “Selling Shareholders” and “Plan of Distribution”. We will not receive any of the proceeds from those sales. The registration of common shares pursuant to this prospectus does not necessarily mean that any of those shares will ultimately be offered or sold by the selling shareholders.

CORPORATE INFORMATION

We maintain our principal office at 375 Water Street, Suite 645, Vancouver, BC, V6B5C6, Canada. Our telephone number at that address is (604) 453-4870. Out website is www.communicate.com. Information included on our website is not part of this prospectus.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this report before making an investment decision with regard to our securities. The statements contained in or incorporated into this offering that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

WE MAY NOT BE ABLE TO PROTECT OUR DOMAIN NAMES, WHICH WOULD ADVERSELY AFFECT OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.
We seek to develop a portfolio of operating businesses either by ourselves or by entering into arrangements with businesses that operate in the product or service categories that are described by the domain name assets owned by DHI. We may not be able to prevent third parties from acquiring domain names that are confusingly similar to our domain names, which could adversely affect our business. Governmental agencies and their designees generally regulate the acquisition and maintenance of Internet addresses. However, the regulation of Internet addresses in the United States and in foreign countries is subject to change. As a result, we may not be able to acquire or maintain relevant Internet addresses in all countries where we conduct business. All of our online businesses and web sites are copyrighted upon loading. “Communicate.com” is a registered domain name of DHI. While Communicate will consider seeking further trademark protection for its online businesses and the associated domain names, we may be unable to avail ourselves of trademark protection under United States laws because, among other things, the names are generic and intuitive. Consequently, we will seek trademark protection only where we determine that the cost of obtaining protection and the scope of protection provided result in a meaningful benefit to us.

WE COMPETE WITH COMPANIES POSSESSING SUBSTANTIALLY GREATER RESOURCES WHICH MAY ADVERSELY AFFECT OUR ABILITY TO ATTRACT QUALIFIED PERSONNEL OR TO ACQUIRE DOMAIN NAMES.
We compete with many companies possessing greater financial resources and technical facilities than ourselves in the B2B2C (business-to-business-to-consumer) market as well as for the recruitment and retention of qualified personnel. In addition, while we hold title to a wide variety of generic names that may prove valuable, many of our competitors have a very diverse portfolio of names and have not confined their market to one industry, product or service, but offer a wide array of multi-layered businesses consisting of many different customer and industry partners. Some of these competitors have been in business for longer than we have and may have established more strategic partnerships and relationships than us.

NEW ROOT DOMAIN NAMES MAY HAVE THE EFFECT OF ALLOWING THE ENTRANCE OF NEW COMPETITORS AT LIMITED COST, WHICH MAY FURTHER REDUCE THE VALUE OF OUR DOMAIN NAME ASSETS.
The Internet Corporation for Assigned Names and Numbers (“ICANN”) has introduced, and has proposed the introduction, of additional new domain name suffixes, which may be as or more attractive than the “.com” domain name suffix. New root domain names may have the effect of allowing the entrance of new competitors at limited cost, which may further reduce the value of our domain name assets. We do not presently intend to acquire domain names using newly authorized root domain names to match our existing domain names, although we have certain .cn (China) root domain names to complement our growth strategy. ICANN regularly develops new domain name suffixes that will have the result of making a number of domain names available in different formats, many of which may be more attractive than the formats held by us.

FAILURE TO MANAGE GROWTH EFFECTIVELY COULD ADVERSELY AFFECT OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.
We seek to develop a portfolio of operating businesses either by ourselves or by entering into arrangements with businesses that operate in the product or service categories that are described by the domain name assets owned by DHI. The success of our future operating activities will depend upon our ability to expand our support system to meet the demands of our growing business. Any failure by our management to effectively anticipate, implement, and manage changes required to sustain our growth would have a material adverse effect on our business, financial condition, and results of operations. We cannot assure you that we will be able to successfully operate acquired businesses, become profitable in the future, or effectively manage any other change.

THE LOSS OF CERTAIN KEY PERSONNEL COULD SIGNIFICANTLY HARM OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITON.
Our performance is substantially dependent upon the services of our executive officers and other key employees, as well as on our ability to recruit, retain, and motivate other officers and key employees. Competition for qualified personnel is intense and there are a limited number of people with knowledge of and experience in the ownership, development, and management of websites and Internet domain names. The loss of services of any of our officers or key employees, or our inability to hire and retain a sufficient number of qualified employees, will harm our business. Specifically, the loss of Mr. Hampson, our Chief Executive Officer and Chairman, or Mr. Ehrlich, our Chief Operating Officer and President, would be detrimental. We have employment agreements with Mr. Hampson and Mr. Ehrlich that provide for their continued service to us until June 1, 2012 and October 1, 2012 respectively.

WE MAY UNDERTAKE ACQUISITIONS THAT COULD INCREASE OUR COSTS OR LIABILITIES OR BE DISRUPTIVE WHICH WOULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION .
We seek to develop a portfolio of operating businesses either by ourselves or by entering into arrangements with businesses that operate in the product or service categories that are described by the domain name assets owned by DHI. We do not currently have any commitments, agreements or understandings to acquire any specific businesses or other material operations, but we will consider acquisitions in the future. We may not be able to locate suitable acquisition candidates at prices that we consider appropriate or to finance acquisitions on terms that are satisfactory to us. If we do identify an appropriate acquisition candidate, we may not be able to successfully negotiate the terms of an acquisition, finance the acquisition or, if the acquisition occurs, integrate the acquired business into our existing business. Negotiations of potential acquisitions and the integration of acquired business operations could disrupt our business by diverting management away from day-to-day operations. Acquisitions of businesses or other material operations may require additional debt or equity financing, resulting in additional leverage or dilution of ownership. The difficulties of integration may be increased by the necessity of coordinating geographically dispersed organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. We also may not realize expected cost efficiencies or synergies. In addition, we may need to record write-downs from future impairments of intangible assets, which could reduce our future reported earnings. If any such acquisition occurs, there can be no assurance as to the effect thereof on our business, results of operations, and financial condition.

WE ARE SUB.JECT TO RISKS ASSOCIATED WITH ADVERTISING ON THE INTERNET WHICH MAY REDUCE THE VALUE OF OUR INVENTORY OF DOMAIN NAMES.
In response to concerns regarding “spam” (unsolicited electronic messages), “pop-up” web pages and other Internet advertising, the federal government and a number of states have adopted or proposed laws and regulations which would limit the use of unsolicited Internet advertisements. While a number of factors may prevent the effectiveness of such laws and regulations, the cumulative effect may be to limit the attractiveness of effecting sales on the Internet, thus reducing the value of our inventory of domain names.

WE ANTICIPATE RAISING ADDITIONAL CAPITAL IN THE FUTURE. FAILURE TO RAISE SUFFICIENT CAPITAL WILL LIMIT OUR ABILITY TO OPERATE AND EXPAND OUR BUSINESS.
Although we will not have a need to raise additional funds through financing activity to maintain or operations for the next twelve (12) months, we anticipate raising additional funds through public or private financing, strategic relationships or other arrangements in the future to carry out our business strategy and seize opportunities to make business acquisitions. We cannot be certain that any financing will be available on acceptable terms, or at all, and our failure to raise capital when needed could limit our ability to expand our business. Additional equity financing may be dilutive to the holders of our common stock, and debt financing, if available, may involve restrictive covenants. Moreover, strategic relationships, if necessary to raise additional funds, may require that we relinquish valuable rights.

OUR EXECUTIVE OFFICERS, DIRECTORS AND MAJOR SHAREHOLDERS HAVE SIGNIFICANT SHAREHOLDINGS, WHICH MAY LEAD TO CONFLICTS WITH OTHER SHAREHOLDERS OVER CORPORATE GOVERNANCE MATTERS.
Our current directors, officer and more than 5% shareholders, as a group, beneficially own approximately 14.27% of our outstanding common stock. Acting together, these shareholders would be able to significantly influence all matters that our shareholders vote upon, including the election of directors and mergers or other business combinations.

THE MAJORITY OF OUR ADVERTISING REVENUE IS GENERATED THROUGH OUR RELATIONSHIP WITH OVERTURE SERVICES, INC., AND ANY DISRUPTION IN THIS RELATIONSHIP COULD HAVE AN ADVERSE IMPACT ON OUR ADVERTISING REVENUE.
We entered into an arrangement with Overture Services, Inc. (“Overture”) in 2001, pursuant to which we were paid a fee for referrals to sites with connections to Overture resulting in subsequent growth in Internet advertising. In 2006, referral advertising revenue accounts for 67% (87% in 2005) of all advertising revenue generated by us. We have endeavored to identify other potential Internet advertising partners should there be a disruption with Overture. We also plan to become less dependent on advertising revenue and focus growing our eCommerce revenue. However, any disruption in this relationship with Overture in the near future will adversely impact our advertising revenues.

WE MAY BE SUBJECT TO RECENTLY ENACTED PRIVACY LEGISLATION AND REGULATION WHICH COULD REDUCE OUR POTENTIAL REVENUES AND PROFITABILITY.
Entities engaged in operations over the Internet, particularly relating to the collection of user information, are subject to limitations on their ability to utilize such information under federal and state legislation and regulation. In 2000, the Gramm-Leach-Bliley Act required that the collection of identifiable information regarding users of financial services be subject to stringent disclosure and “opt-out” provisions. While this law and the regulations enacted by the Federal Trade Commission and others relates primarily to information relating to financial transactions and financial institutions, the broad definitions of those terms may make the businesses entered into by the Company and its strategic partners subject to the provisions of the Act. This, in turn, may increase the cost of doing business and make it unattractive to collect and transfer information regarding users of services. This, in turn, may reduce the revenues of the Company and its strategic partners, thus reducing potential revenues and profitability. Similarly, the Children On-line Privacy and Protection Act (“COPPA”) imposes strict limitations on the ability of Internet ventures to collect information from minors. The impact of COPPA may be to increase the cost of doing business on the Internet and reducing potential revenue sources. We may also be impacted by the recently-enacted US Patriot Act, which requires certain companies to collect and provide information to United States governmental authorities. A number of state governments have also proposed or enacted privacy legislation that reflects or, in some cases, extends the limitations imposed by the Gramm-Leach-Bliley Act and COPPA. These laws may further impact the cost of doing business on the Internet and the attractiveness of our inventory of domain names.

ANY ATTEMPT OF FEDERAL OR STATE GOVERNMENT TO TAX INTERNET TRANSACTIONS COULD CREATE UNCERTAINTY IN OUR ABILITY TO COMPLY WITH VARYING, AND POTENTIALLY CONTRADICTORY, REQUIREMENTS WHICH COULD NEGATIVELY IMPACT OR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.
Currently, the sale of goods and services on the Internet is not subject to a uniform system of taxation. A number of states, as well as the federal government, have considered enacting legislation that would subject Internet transactions to sales, use or other taxes. Because there are a variety of jurisdictions considering such actions, any attempt to tax Internet transactions could create uncertainty in the ability of Internet-based companies to comply with varying, and potentially contradictory, requirements. We cannot predict whether any of the presently proposed schemes will be adopted. We can not predict the effect, if any, the adoption of such proposed schemes would have on our business with certainty; however, they are likely to have a negative impact on our business, results of operations or financial condition.

LAWS MAY BE ADOPTED IN THE FUTURE REGULATING COMMUNICATIONS AND COMMERCE ON THE INTERNET WHICH COULD HAVE A NEGATIVE IMPACT UPON OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.
There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted in the future that address issues such as user privacy, pricing and the characteristics and quality of products and services. For example, the Telecommunications Act of 1996 sought to prohibit transmitting various types of information and content over the Internet. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and on-line service providers in a manner similar to long distance telephone carriers and to impose access fees on those companies. This could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership, libel and personal privacy are applicable to the Internet. Any new laws or regulations relating to the Internet or any new interpretations of existing laws could have a negative impact on our business and add additional costs to doing business on the Internet.

WE MAY BE EXPOSED TO LIABILITY FOR INFRINGING INTELLECTUAL PROPERTY RIGHTS OF OTHER COMPANIES WHICH COULD RESULT IN SUBSTANIAL COSTS TO US IN THE DEFENSE OF PATENT OR TRADEMARK INFRINGEMENT SUITS.
Our success will, in part, depend on our ability to operate without infringing on the proprietary rights of others. Although we have conducted searches and are not aware of any patents, trademarks or copyrights which our domain names or their use might infringe, we cannot be certain that infringement has not or will not occur. We could incur substantial costs, in addition to the great amount of time lost, in defending any patent or trademark infringement suits or in asserting any patent or trademark rights, in a suit with another party.

WE WILL BE SUBJECT TO THE REQUIREMENTS OF SECTION 404 OF THE SARBANES-OXLEY ACT. IF WE ARE UNABLE TO TIMELY COMPLY WITH SECTION 404 OR IF THE COSTS RELATED TO COMPLIANCE ARE SIGNIFICANT, OUR PROFITABILITY, STOCK PRICE AND RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE MATERIALLY ADVERSELY AFFECTED.
We will be required to comply with the provisions of Section 404 of the Sarbanes-Oxley Act of 2002, which requires that we document and test our internal controls and certify that we are responsible for maintaining an adequate system of internal control procedures for the 2007 fiscal year. This section also requires that our independent registered public accounting firm opine on those internal controls and management’s assessment of those controls. We are currently evaluating our existing controls against the standards adopted by the Committee of Sponsoring Organizations of the Treadway Commission. During the course of our ongoing evaluation and integration of the internal controls of our business, we may identify areas requiring improvement, and we may have to design enhanced processes and controls to address issues identified through this review.

We believe that the out-of-pocket costs, the diversion of management’s attention from running the day-to-day operations and operational changes caused by the need to comply with the requirements of Section 404 of the Sarbanes-Oxley Act could be significant. If the time and costs associated with such compliance exceed our current expectations, our results of operations could be adversely affected.

We cannot be certain at this time that we will be able to successfully complete the procedures, certification and attestation requirements of Section 404 or that our auditors will not have to report a material weakness in connection with the presentation of our financial statements. If we fail to comply with the requirements of Section 404 or if our auditors report such material weakness, the accuracy and timeliness of the filing of our annual report may be materially adversely affected and could cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock. In addition, a material weakness in the effectiveness of our internal controls over financial reporting could result in an increased chance of fraud and the loss of customers, reduce our ability to obtain financing and require additional expenditures to comply with these requirements, each of which could have a material adverse effect on our business, results of operations and financial condition.

Risks Relating to this Offering and Ownership of Our Securities

OUR COMMON STOCK IS CONSIDERED A “PENNY STOCK”. THE APPLICATION OF THE “PENNY STOCK” RULES TO OUR COMMON STOCK COULD LIMIT THE TRADING AND LIQUIDITY OF THE COMMON STOCK, ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND INCREASE YOUR TRANSACTION COSTS TO SELL THOSE SHARES.
Our common stock is a “low-priced” security or “penny stock” under rules promulgated under the Securities Exchange Act of 1934, as amended. In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer’s duties in selling the stock, the customer’s rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer’s financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer. The effect of these restrictions will probably decrease the willingness of broker-dealers to make a market in our common stock, will decrease liquidity of our common stock and will increase transaction costs for sales and purchases of our common stock as compared to other securities.

THE STOCK MARKET IN GENERAL HAS EXPERIENCED VOLATILITY THAT OFTEN HAS BEEN UNRELATED TO THE OPERATING PERFORMANCE OF LISTED COMPANIES. THESE BROAD FLUCTUATIONS MAY BE THE RESULT OF UNSCRUPULOUS PRACTICES THAT MAY ADVERSELY AFFECT THE PRICE OF OUR STOCK, REGARDLESS OF OUR OPERATING PERFORMANCE.
Shareholders should be aware that, according to SEC Release No. 34-29093 dated April 17, 1991, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. The occurrence of these patterns or practices could increase the volatility of our share price.

WE DO NOT EXPECT TO PAY DIVIDENDS FOR THE FORESEEABLE FUTURE, AND WE MAY NEVER PAY DIVIDENDS. INVESTORS SEEKING CASH DIVIDENDS SHOULD NOT PURCHASE OUR COMMON STOCK.
We currently intend to retain any future earnings to support the development of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our Board of Directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. In addition, our ability to pay dividends on our common stock may be limited by Delaware state law. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their investment. Investors seeking cash dividends should not purchase our common stock.

LIMITATIONS ON DIRECTOR AND OFFICER LIABILITY AND OUR INDEMNIFICATION OF OFFICERS AND DIRECTORS MAY DISCOURAGE SHAREHOLDERS FROM BRINGING SUIT AGAINST A DIRECTOR.
Our Articles of Incorporation and Bylaws provide, with certain exceptions as permitted by governing Nevada law, that a director or officer shall not be personally liable to us or our shareholders for breach of fiduciary duty as a director, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage shareholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by shareholders on our behalf against a director. In addition, our Articles of Incorporation and Bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Nevada law.

FUTURE SALES OF OUR COMMON STOCK COULD PUT DOWNWARD SELLING PRESSURE ON OUR COMMON STOCK, AND ADVERSELY AFFECT THE PER SHARE PRICE. THERE IS A RISK THAT THIS DOWNWARD PRESSURE MAY MAKE IT IMPOSSIBLE FOR AN INVESTOR TO SELL SHARE OF COMMON STOCK AT ANY REASONABLE PRICE, IF AT ALL.
Future sales of substantial amounts of our common stock in the public market, if such a market develops, or the perception that such sales could occur, could put downward selling pressure on our common stock, and adversely affect the market price of our common stock.

THE OVER THE COUNTER BULLETIN BOARD IS A QUOTATION SYSTEM, NOT AN ISSUER LISTING SERVICE, MARKET OR EXCHANGE. THEREFORE, BUYING AND SELLING STOCK ON THE OTC BULLETIN BOARD IS NOT AS EFFICIENT AS BUYING AND SELLING STOCK THROUGH AN EXCHANGE. AS A RESULT, IT MAY BE DIFFICULT FOR YOU TO SELL YOUR COMMON STOCK OR YOU MAY NOT BE ABLE TO SELL YOUR COMMON STOCK FOR AN OPTIMUM TRADING PRICE.
The Over the Counter Bulletin Board (the “OTC BB”) is a regulated quotation service that displays real-time quotes, last sale prices and volume limitations in over-the-counter securities.

Because trades and quotations on the OTC Bulletin Board involve a manual process, the market information for such securities cannot be guaranteed. In addition, quote information, or even firm quotes, may not be available. The manual execution process may delay order processing and intervening price fluctuations may result in the failure of a limit order to execute or the execution of a market order at a significantly different price. Execution of trades, execution reporting and the delivery of legal trade confirmations may be delayed significantly. Consequently, one may not be able to sell shares of our common stock at the optimum trading prices.

When fewer shares of a security are being traded on the OTC Bulletin Board, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Lower trading volumes in a security may result in a lower likelihood of an individual’s orders being executed, and current prices may differ significantly from the price one was quoted by the OTC Bulletin Board at the time of the order entry.

Orders for OTC Bulletin Board securities may be canceled or edited like orders for other securities. All requests to change or cancel an order must be submitted to, received and processed by the OTC Bulletin Board. Due to the manual order processing involved in handling OTC Bulletin Board trades, order processing and reporting may be delayed, and an individual may not be able to cancel or edit his order. Consequently, one may not be able to sell shares of common stock at the optimum trading prices.

The dealer’s spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of securities on the OTC Bulletin Board if the common stock or other security must be sold immediately. Further, purchasers of securities may incur an immediate “paper” loss due to the price spread. Moreover, dealers trading on the OTC Bulletin Board may not have a bid price for securities bought and sold through the OTC Bulletin Board. Due to the foregoing, demand for securities that are traded through the OTC Bulletin Board may be decreased or eliminated.

WE EXPECT VOLATILITY IN THE PRICE OF OUR COMMON STOCK, WHICH MAY SUBJECT US TO SECURITIES LITIGATION RESULTING IN SUBSTANTIAL COSTS AND LIABILITIES AND DIVERTING MANAGEMENT’S ATTENTION AND RESOURCES.
The market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

FUTURE SALES OF OUR COMMON STOCK COULD PUT DOWNWARD SELLING PRESSURE ON OUR SHARES, AND ADVERSELY AFFECT THE STOCK PRICE. THERE IS A RISK THAT THIS DOWNWARD PRESSURE MAY MAKE IT IMPOSSIBLE FOR AN INVESTOR TO SELL HIS SHARES AT ANY REASONABLE PRICE, IF AT ALL.
Future sales of substantial amounts of our common stock in the public market, if such a market develops, or the perception that such sales could occur, could put downward selling pressure on our shares and adversely affect the market price of our common stock.

THE SALE OR AVAILABILITY FOR SALE OF SUBSTANTIAL AMOUNTS OF OUR SHARES OF COMMON STOCK COULD CAUSE OUR STOCK PRICE TO DECLINE.
We are registering approximately 11% of our common stock in this offering. If our shareholders sell a substantial number of their shares of our common stock pursuant to this offering, or the public market perceives that these sales may occur, the market price of our common stock could decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus, including the sections titled “Prospectus Summary”, “Risk Factors”, “Management’s Discussion and Analysis or Plan of Operation” and “Description of Business” contains forward-looking statements.

          Forward-looking statements include, but are not limited to, statements about:

  our ability to raise capital when we need it;

  our ability to utilize and acquire our domain names; and

  our ability to protect our domain names and operate our business without infringing upon the intellectual property rights of others.

These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include those listed under “Risk Factors” beginning on page 6 and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may”, “could”, “expect”, “intend”, “plan”, “anticipate”, “believe”, “potential”,

“continue” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We do not intend to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results. Neither the Private Securities Litigation Reform Act of 1995 nor Section 27A of the Securities Act of 1933, as amended, provides any protection for statements made in this prospectus.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of these shares. We will pay all expenses incurred in connection with the offering described in this prospectus. We are registering the shares in this offering pursuant to the terms of the subscription agreements entered into between the Company and the investors dated on or about September 24, 2007, under which the shares of common stock were issued. We agreed to file this registration statement in order to permit those investors to sell the shares acquired under the subscription agreements. Our common stock is more fully described in the section of this prospectus entitled “Description of Securities”.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Communicate’s common stock, no par value per share, has been quoted on the OTC Bulletin Board since May 11, 2000 under the symbol “CMNN” (formerly “TRYD”). The following table sets forth, for the periods indicated, the reported high and low closing bid quotations for our common stock as reported on the OTCBB. The bid prices reflect inter-dealer quotations, do not include retail markups, markdowns or commissions and do not necessarily reflect actual transactions.

Common Stock

Quarter Ended	High Bid	Low Bid
September, 30, 2007	$2.65	$1.60
June 30, 2007	$2.10	$1.01
March 31, 2007	$1.48	$0.90
December 31, 2006	$1.44	$0.90
September 30, 2006	$1.05	$0.65
June 30, 2006	$1.30	$0.78
March 31, 2006	$1.44	$1.12
December 31, 2005	$1.45	$0.94
September 30, 2005	$1.45	$0.75
June 30, 2005	$1.35	$0.52
March 31, 2005	$0.63	$0.43

HOLDERS

We have approximately 250 record holders of our common stock as of September 30, 2007 according to a shareholders’ list provided by our transfer agent as of that date. The number of registered shareholders does not include any estimate by us of the number of beneficial owners of common shares held in street name. The transfer agent and registrar for our common stock is X-Clearing Corp., 535 Sixteenth Street Mall, Suite 810, Denver, CO 80202 and their telephone number (303) 573-1000.

DIVIDENDS

We have never declared nor paid any cash dividends on our common stock and we do not anticipate that we will pay any cash dividends on our common stock in the foreseeable future. Any future determination to declaration and payment of cash dividends will be at the discretion of our Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements and other factors as our Board of Directors may deem relevant at that time.

EQUITY COMPENSATION PLAN INFORMATION

On August 21, 2007, the Board of Directors adopted the Communicate.com Inc. 2007 Stock Incentive Plan (the “Plan”). The Plan authorizes awards of options (both incentive stock options and non-qualified stock options), stock awards or stock bonuses. Persons eligible to receive awards under the Plan include our employees, officers, directors, consultants, independent contractors, and advisors to the Company or any parent or subsidiary of the Company.

Our Board of Directors administers the Plan. Our Board of Directors has the authority to determine, at its discretion, the number and type of awards that will be granted, the recipients of the awards, and exercise or purchase price required to be paid, when options may be exercised and the term of the option grants. Options granted under the plan may not be exercised after ten (10) years from the date the option is granted. A total of 5,000,000 shares of common stock were reserved for awards granted under the Plan. As of November 27, 2007, we had issued an aggregate of 3,750,000 shares of common stock to six (6) individuals pursuant to the Plan.

Options granted under the Plan may be designated as incentive stock options or non-qualified stock options. Incentive stock options may be granted only to our employees (including officers and directors who are also employees). The exercise price of non-qualified stock options may not be less than 85% of the fair market value of the share of common stock of the Company on the date of the grant, and the exercise price of incentive stock options may not be less than 100% of the fair market value of the share of common stock of the Company on the date of the grant. However, the exercise price of any option may not be less than 110% of the fair market value of the common stock of the Company on the date of grant in the case of individual owning 10% or more of the common stock of the Company. Neither incentive stock options nor non-qualified stock options may have a term exceeding ten (10) years. In the case of an incentive option that is granted to an individual owning 10% or more of the common stock, the term may not exceed five (5) years.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the summary consolidated financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition or Plan of Operations” and the related notes included elsewhere in this prospectus. We derived the financial data for the period January 1 through September 30, 2007 and 2006 and as of December 31, 2006 and 2005 from our financial statements included in this report. The historical results are not necessarily indicative of the results to be expected for any future period.

	Fiscal year ended December 31		Nine months ended September 30
			(unaudited)
	2006	2005	2007	2006
STATEMENTS OF OPERATIONS DATA

Domain Name Advertising and Leasing	$312,792	$975,011	$268,657	$241,403
Domain Name Sales	623,800	--	--	623,800
eCommerce Sales	7,476,203	4,793,052	4,849,346	4,358,228
Royalties	21,673	--	--	21,673
Total Revenues	8,434,468	5,768,063	5,118,003	5,245,104
Cost of Domain Name Sales	191,012	--	--	191,012
eCommerce Direct Costs	6,155,568	3,896,654	3,831,041	3,565,272
Total Cost of Revenues	6,346,580	3,896,654	3,831,041	3,756,284
Gross Profit	2,087,888	1,871,409	1,286,962	1,488,820
Marketing	(339,505)	(391,545)	(357,027)	(215,373)
General and Administrative	(459,606)	(338,675)	(407,715)	(305,297)
Management Fees and Employee Salaries	(1,069,157)	(905,839)	(1,096,053)	(789,010)
Professional Fees	(90,504)	(96,066)	(151,845)	(64,532)
Depreciation	(15,277)	(10,416)	(9,089)	(11,756)
Total Expenses	(1,974,049)	(1,742,541)	(2,021,729)	(1,385,968)
Operating Income (Loss)	113,839	128,868	(734,767)	102,852
Non-Recurring Income	250,000	--	--	--
Gain on Debt Settlement	--	149,519	--	--
Non-Recurring Income	--	--	--	250,000
Interest Income	48,301	--	57,649	35,428
Non-Controlling Interest Share of Loss	2,297	68,588	--	--
Net Income (Loss) for the Period	$414,437	$346,975	($ 677,118)	$388,280
Basic Earnings per Share	$0.02	$0.02	($ 0.04)	$0.02

Weighted Average Number of Shares Outstanding,
- Basic	17,786,339	16,687,748	18,317,646	17,836,339

	As of December 31		As of
			September 30
			(unaudited)
	2006	2005	2007
BALANCE SHEET DATA
Current Assets	$2,388,458	$1,952,172	$4,872,498
Restricted Cash	20,000	20,000	-
Property and Equipment	45,032	52,640	35,943
Intangible Assets	1,645,061	1,539,678	1,645,061
Total Assets	$4,098,551	$3,564,490	$6,553,502
Accounts Payable and Accrued Liabilities	$991,855	$934,734	$958,861
Due to related parties	--	--	43,180
Total Liabilities	$991,855	$934,734	$1,002,041
		-
Common Stock	$8,846	$8,766	$10,906
Additional Paid in Capital	3,605,579	3,543,156	6,725,401
Accumulated Deficit	(507,729)	(922,166)	(1,184,846)
		-
Total Shareholders’ Equity	$3,106,696	$2,629,756	$5,551,461
		-
Total Liabilities and Shareholders’ Equity	$4,098,551	$3,564,490	$6,553,502

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

There were no changes in or disagreements with our accountants on accounting and financial disclosure during the last two fiscal years or the interim period from January 1, 2007 through the date of this prospectus.

DESCRIPTION OF BUSINESS

OVERVIEW

We were incorporated under the laws of the State of Nevada on October 10, 1995 under the name “Troyden Corporation”. We changed our name on August 21, 2000 to “Communicate.com Inc.”

We were organized as a development stage company with the intent to acquire assets or shares of an entity actively engaged in business that generated revenues in exchange for our securities.

SUBSIDIARY

Communicate’s principal operating subsidiary, DHI was incorporated under the laws of British Columbia on July 4, 1994 under the name “IMEDIAT Digital Creations Inc.” IMEDIAT Digital Creations, Inc. changed its name on April 14, 1999 to Communicate.com Inc. and continued into the Province of Alberta and, on April 5, 2002, Communicate.com Inc. changed its name to Domain Holdings Inc. DHI has an authorized capital of an unlimited number of shares of common stock with 22,548,738 shares currently issued and outstanding, 21,391,580 (94.9%) of which are held by us. On December 31, 2005, DHI reorganized by transferring certain domain name assets into its wholly owned subsidiary Acadia Management Corp., a British Columbia corporation incorporated on December 1, 2005. On December 31, 2006, DHI transferred the domain name Importers.com, to its wholly owned subsidiary 0778229 B.C. Ltd. (“Importers.com”), a British Columbia company incorporated on December 27, 2006.

DHI is also referred to in this prospectus as our “Subsidiary”. Neither Communicate nor its Subsidiary has been involved in any bankruptcy, receivership or similar proceedings. There has been no material reclassification, merger, consolidation or purchase or sale of a significant amount of assets not in the ordinary course of our business.

FORMER SUBSIDIARY

On October 1, 2003, we acquired a 71% controlling interest in FrequentTraveller.com Inc. (“FT”) a private Nevada corporation incorporated on October 29, 2002. As of September 30, 2007, we owned a 50.4% interest in FT. FT provides travel services to customers online and by telephone to destinations encompassed by the geographic domain names owned by us, pursuant to a domain lease agreement entered with FT, dated May 1, 2005 (the “Domain Lease Agreement”), namely Indonesia.com, Malaysia.com, Brazil.com, Canadian.com, and Greatbritain.com. FT commenced limited operations in November 2003. We unwound our relationship with FT and effective November 12, 2007, pursuant to an asset purchase agreement between us and FT, we have acquired all of the tangible and intangible assets associated or used in connection with the operation of FT’s travel business, exclusive of all cash and real property, in consideration for (a) the delivery of 8,000,000 shares of FT owned by us; and (b) the cancellation of $261,833.19 of debt owed by FT to us under the Domain Lease Agreement. As a result, we acquired all rights associated with the operation of the frequentraveller.com website, the Domain Lease Agreement was terminated, and FT is no longer our subsidiary.

BUSINESS OF COMMUNICATE AND ITS SUBSIDIARY

Our sole business currently is that of managing the business of our Subsidiary. DHI is in the business of utilizing its exclusive ownership of domain names to develop Internet-related business ventures and in online product sales.

Online Business Network. We, through our Subsidiary, hold title to a portfolio of intuitive, generic domains in a variety of categories, including health and beauty (such as Cologne.com and Perfume.com) and sports and recreation (such as Karate.com and Boxing.com). We seek opportunities to use these rights to develop, by ourselves and through alliances with other entities, a network of online businesses which can, among other things, facilitate the retail ordering of goods and services. We believe that operating businesses in the network can share a common platform and infrastructure, which holds the possibility of creating a scalable, adaptable and efficient way for online retailers and other business to add branding and e-commerce channels to their online strategy, while also capitalizing on the generic domain names’ ability to intuitively attract customers. We also believe we may be able to create economies of scale which will allow strategic partners to participate in e-commerce faster and more cost effectively. Our business model for these operating businesses includes multiple revenue streams via revenue-sharing, leasing, web-advertising, and trading of domain names and most recently electronic online retailing. We have not, to date, established such a network and will only do so when and if we believe adequate businesses have shown an interest in establishing a network and when we have raised sufficient funds to invest in the establishment of a network.

Joint Ventures and Participations. We believe that our inventory of generic domain names may be attractive to established non-Internet businesses that are leaders or near-leaders in their respective industries. Our business plan focuses on offering a long-term, strategic partnership in exchange for commitments which could include cash, marketing exposure, access to limited products, and business development activities. Similarly, we seek to identify end-consumers who purchase the products and services that compliment the businesses utilizing our inventory of domain names. Since the last quarter of 2000, we have implemented our business plan by entering into arrangements pursuant to which we have leased or licensed rights to utilize generic domain names owned by us to existing entities in return for cash payments and, in some cases, an equity participation in the entity or a joint venture established to exploit the name. We expect to continue to seek additional opportunities utilizing our domain names; however, there can be no assurance that we will be able to locate such opportunities, or if located, we will be able to enter into arrangements with such entities.

Sale and Lease of Domain Names. We recognize opportunities which arise to monetize our ownership of domain names by selling or leasing the domain names, which may be more valuable than the exploitation of the ownership value of the names. We have previously sought opportunities to sell all or a portion of the domain names we held in one or a series of transactions and, at the end of fiscal 2001, we and our subsidiary DHI entered into a purchase and sale agreement to sell all the domain name assets of DHI for US$1.5 million, subject to approval of our shareholders and the minority shareholders of DHI. Prior to obtaining approval from our shareholders, on February 27, 2002, the purchaser withdrew its offer and Communicate and DHI mutually agreed to release the purchaser from its obligation and to return the funds held in escrow. We have determined that the value of the domain name assets is substantially higher than the offer received based on market information and subsequent negotiations with other potential purchasers and further believe that by selling the domain names individually rather than as a portfolio we will maximize the revenue potential of these assets. However, the carrying value of the assets was reduced by $1,426,736 to $1,793,264 upon the adoption of SFAS 142 on January 1, 2002. In 2003, we agreed to sell four domain names (automobile.com, exercise.com, makeup.com, and body.com (which was subsequently substituted with call.com) to Manhatten Assets, Inc. for $1 million in order to raise working capital. The entire $1 million was received by 2004. We believe that these sales validate the inherent value of our domain portfolio. In 2005, there was no sale of domain name assets; in 2006, we sold Vancouver.com and Wrestling.com. In 2007, there was no sale of domain name assets. We continue to receive offers to purchase our individual and portfolio of domain names. While we are not actively marketing the sale of our domain name assets, we will continue to evaluate any offers received.

We are also actively seeking opportunities to lease our domain names to companies who want to benefit from the availability of advertising and Internet traffic that is generated by generic domain names.

Advertising Revenues. We entered into an arrangement with Overture Services, Inc. (“Overture”) in 2001, pursuant to which we were paid a fee for referrals to sites with connections to Overture resulting in subsequent growth in Internet advertising. In 2006, referral advertising revenue accounts for 67% (87% in 2005) of all advertising revenue generated by us. Potential domain name sales are now evaluated against potential foregone advertising revenue. However, we plan to become less dependent on advertising revenue and focus growing our eCommerce revenue. We believe such a strategy enhances our long-term position by increasing our customer base and by becoming less dependent on third party advertisers for our revenue growth.

Travel Sales. Through our former subsidiary FT, we began selling travel services to travelers visiting the geographic regions that are encompassed by our domain names. FT’s business plan is to generate revenues on products sold for third parties and inventory purchased on account from tour operators and hotel establishments.

FT’s travel sites were launched late in 2003 and have conducted limited business in 2006 as FT continued to develop its product mix, identify travel partners and suppliers for the region, hire and train travel staff, and develop its administrative and reporting system. FT has not yet become profitable as it is being developed and is expected to continue to operate at a loss in 2007. Amidst its development efforts, FT faced events that were particular to the region and outside its control, such as the recurrences of SARS and avian flu, terror threats and the Tsunami disaster. While we believe that we have developed the platform for a worthwhile travel business, we are disappointed that the business has not reached its goal for break-even sales of $150,000 per month. Accordingly, we unwound our relationship with FT. We acquired all rights associated with the operation of the frequentraveller.com website and FT is no longer our subsidiary.

COMPETITIVE CONDITIONS

We compete with many companies possessing greater financial resources and technical facilities than us in the B2B2C (business-to-business-to-consumer) market as well as for the recruitment and retention of qualified personnel. In addition, while we hold title to a wide variety of generic names that may prove valuable, many of our competitors have a very diverse portfolio of names and have not confined their market to one industry, product or service, but offer a wide array of multi-layered businesses consisting of many different customer and industry partners. Some of these competitors have been in business longer than us and may have established more strategic partnerships and relationships than we have. In addition, The Internet Corporation for Assigned Names and Numbers (“ICANN”) has introduced, and has proposed the introduction, of additional new domain name suffixes, which may be as or more attractive than the “.com” domain name suffix. New root domain names may have the effect of allowing the entrance of new competitors at limited cost, which may further reduce the value of our domain name assets. We do not presently intend to acquire domain names using newly authorized root domain names to match our existing domain names, although we have certain .cn (China) root domain names to complement our growth strategy.

ICANN regularly develops new domain name suffixes that will have the result of making a number of domain names available in different formats, many of which may be more attractive than the formats held by us.

NEW PRODUCTS AND SERVICE

We seek to develop a portfolio of operating businesses either by ourselves or by entering into arrangements with businesses that operate in the product or service categories that are described by the domain name assets owned by DHI. We have not, however, identified specific business opportunities.

DEPENDENCE ON ONE OR A FEW MAJOR CUSTOMER

Except for our relationship with Overture, we do not currently depend on any single customer for a significant proportion of our business. However, as we enter into strategic transactions, we may choose to grant exclusive rights to a small number of parties or otherwise limit our activities that could, in turn, create such dependence. We, however, have no current plans to do so.

PATENTS, TRADEMARKS AND PROPRIETARY RIGHTS

We currently do not own any patents, trade names or trade marks and we are not a party to any license or franchise agreements, concessions, royalty agreements or labor contracts arising from any patents or trade marks. We are party to certain royalty agreements with strategic partnerships relating to percentages of third party product sales that occur through our online businesses, which are also known as “affiliate programs”.

All of our online businesses and web sites are copyrighted upon loading. “Communicate.com” is a registered domain name of DHI. While we will consider seeking further trademark protection for our online businesses and the associated domain names, we may be unable to avail ourselves of trademark protection under United States laws because, among other things, the names are generic and intuitive. Consequently, we will seek trademark protection only where we have determined that the cost of obtaining protection, and the scope of protection provided, results in a meaningful benefit to the Company.

EFFECT OF EXISTING GOVERNMENTAL REGULATION

Our services are subject to significant regulation at the federal, state and local levels. Delays in receiving required regulatory approvals or the enactment of new adverse regulation or regulatory requirements may have a negative impact upon us and our business.

Licensing. Currently, other than business and operations licenses applicable to most commercial ventures, we are not required to obtain any governmental approval for our business operations, although we apply to ICANN and its contractors to obtain and maintain our domain name assets. There can be no assurance, however, that governmental institutions will not, in the future, impose licensing or other requirements on the Company. Additionally, as noted below, there are a variety of laws and regulations that may, directly or indirectly, have an impact on our business.

Privacy Legislation and Regulations. While we are not currently subject to licensing requirements, entities engaged in operations over the Internet, particularly relating to the collection of user information, are subject to limitations on their ability to utilize such information under federal and state legislation and regulation. In 2000, the Gramm-Leach-Bliley Act required that the collection of identifiable information regarding users of financial services be subject to stringent disclosure and “opt-out” provisions. While this law and the regulations enacted by the Federal Trade Commission and others relates primarily to information relating to financial transactions and financial institutions, the broad definitions of those terms may make the businesses entered into by the Company and its strategic partners subject to the provisions of the Act. This, in turn, may increase the cost of doing business and make it unattractive to collect and transfer information regarding users of services. This, in turn, may reduce our revenues and those of our strategic partners, thus reducing potential revenues and profitability. Similarly, the Children On-line Privacy and Protection Act (“COPPA”) imposes strict limitations on the ability of Internet ventures to collect information from minors. The impact of COPPA may be to increase the cost of doing business on the Internet and reducing potential revenue sources. We may also be impacted by the recently-enacted US Patriot Act, which requires certain companies to collect and provide information to United States governmental authorities. A number of state governments have also proposed or enacted privacy legislation that reflects or, in some cases, extends the limitations imposed by the Gramm-Leach-Bliley Act and COPPA. These laws may further impact the cost of doing business on the Internet and the attractiveness of our inventory of domain names.

Advertising Regulations. In response to concerns regarding “spam” (unsolicited electronic messages), “pop-up” web pages and other Internet advertising, the federal government and a number of states have adopted or proposed laws and regulations which would limit the use of unsolicited Internet advertisements. While a number of factors may prevent the effectiveness of such laws and regulations, the cumulative effect may be to limit the attractiveness of effecting sales on the Internet, thus reducing the value of our inventory of domain names.

Taxation. Currently, the sale of goods and services on the Internet is not subject to a uniform system of taxation. A number of states, as well as the federal government, have considered enacting legislation that would subject Internet transactions to sales, use or other taxes. Because there are a variety of jurisdictions considering such actions, any attempt to tax Internet transactions could create uncertainty in the ability of Internet-based companies to comply with varying, and potentially contradictory, requirements. We cannot predict whether any of the presently proposed schemes will be adopted, or the effect any of them would have on the Company.

There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted in the future that address issues such as user privacy, pricing and the characteristics and quality of products and services. For example, the Telecommunications Act of 1996 sought to prohibit transmitting various types of information and content over the Internet. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and on-line service providers in a manner similar to long distance telephone carriers and to impose access fees on those companies. This could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership, libel and personal privacy are applicable to the Internet. Any new laws or regulations relating to the Internet or any new interpretations of existing laws could have a negative impact on our business and add additional costs to doing business on the Internet.

EMPLOYEES

We presently employ twenty-one full-time employees and one consultant.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may”, “will”, “should”, “expect”, “anticipate”, “estimate”, “believe”, “intend” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Prospectus Summary”, “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business”, as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. This prospectus may contain market data related to our business, which may have been included in articles published by independent industry sources. Although we believe these sources are reliable, we have not independently verified this market data. This market data includes projections that are based on a number of assumptions. If any one or more of these assumptions turns out to be incorrect, actual results may differ materially from the projections based on these assumptions. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur. In addition to the information expressly required to be included in this prospectus, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning our company and our business made elsewhere in this prospectus as well as other pubic reports which may be filed with the United States Securities and Exchange Commission (the “SEC”). You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments. We are not obligated to update or revise any forward-looking statement contained in this prospectus to reflect new events or circumstances, unless and to the extent required by applicable law. Neither the Private Securities Litigation Reform Act of 1995 nor Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) provides any protection for statements made in this prospectus.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition for the three and nine months ended September 30, 2007 and 2006 and the fiscal years ended December 31, 2006 and 2005 should be read in conjunction with “Selected Consolidated Financial Data” and our financial statements and the notes to those financial statements that are included elsewhere in this prospectus. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the “Risk Factors”, “Cautionary Notice Regarding Forward-Looking Statements” and “Description of Business” sections and elsewhere in this prospectus. We use words such as “anticipate”, “estimate”, “plan”, “project”, “continuing”, “ongoing”, “expect”, “believe”, “intend”, “may”, “should”, “could” and similar expressions to identify forward-looking statements.

OVERVIEW
Our sole business currently is that of managing the business of our Subsidiary: Domain Holdings Inc. (“DHI”).

DHI is in the business of utilizing its exclusive ownership of domain names to develop Internet-related business ventures and in online product sales and FT is in the business of selling travel services over the Internet.

We have focused since the beginning of 2001 on developing revenue streams from our domain names and improving our financial position. We generate revenue from leasing domain names, sales commissions from the sale of third-party products and services utilizing the Internet, “pay-per-click” revenue and the trading of domain name assets. In May 2003, we began selling fragrances and beauty and sports products online directly to consumers and, in October 2003, we also began selling travel services through our website FrequentTraveller.com.

We presently employ twenty-one full-time employees and one consultant and occupy approximately 5,400 square feet of office space located at 375 Water Street, Suite 645, Vancouver, British Columbia V6B5C6, Canada. Effective October 1, 2007, we entered into a new five year term office lease in Vancouver, British Columbia effective October 1, 2007 for approximately 5,400 square feet. Pursuant to the terms of the lease agreement, we have committed to basic rent costs for the next 5 years commencing October 1, 2007 as follows: (a) year 1 - $109,511; (b) year 2 - $114,853; (c) year 3 - $120,915; (d) year 4 - $125,537; and (e) year 5 - $130,879. We will also be responsible for common costs which are currently estimated to be equal to approximately 75% of basic rent

We believe that we can develop and sustain a business based on the lease, sale and other exploitation of domain names because, in part, of our ownership of a substantial number of generic, intuitive domain names which attract significant numbers of visitors to websites utilizing those names. Moreover, because there are a limited number of potential domain names, we believe that the value of these names may be significant and may allow us to achieve both strategic relationships with leading participants in key Internet businesses and businesses that desire to expand using the Internet, as well as independent operations.

We acquired a number of .cn domain names through a lottery-allocation in 2003 to enhance our travel business (e.g. airfare.cn, hostels.cn and rooms.cn) and trade-directory business (e.g. naturalgas.cn, fertilizer.cn, minerals.cn and gemstones.cn) which are being planned and developed. In 2005, we also acquired a portfolio of second and third tier .com domain names, such as shoppingbound.com, pharmacybound.com and vietnambound.com. We believe the acquired domain names in addition to those already owned by us will increase our overall Internet through-traffic, which would benefit both our retail business and advertising business.

For the immediate future, we do not anticipate independently developing technologies, processes, products or otherwise engaging in research, development or similar activities. Instead, we intend to enter into relationships with strategic partners who conduct such activities.

RESULTS OF OPERATIONS

COMPARISON OF FISCAL YEARS ENDED DECEMBER 31, 2006 AND DECEMBER 31, 2005

The following table sets forth, as a percentage of net sales, certain items included in our Income Statements (see Financial Statements and Notes) for the periods indicated:

	Fiscal years ended December 31

	2006	2005

Statements of Operations Data:	$	$

Net sales	8,434,468	5,768,063

Cost of sales	6,346,580	3,896,654

Operating expenses	1,974,049	1,742,541

Income from operations	113,839	128,868

Net income	414,437	346,975

We did not generate any significant revenues or expenses until the acquisition of a majority interest in DHI in November 2000. Prior to that date, we were a development stage company and focused on identification of potential business acquisitions. Consequently, the results of operation discussed below describe the business activities after the acquisition of control of DHI on November 10, 2000 and, subsequently, of FT on October 1, 2003.

Revenues and Costs of Revenues

Domain Name Sales. During the year ended December 31, 2006, we sold Vancouver.com and Wrestling.com for $623,800. Vancouver.com was sold pursuant to a lease-to-purchase agreement entered into in 2001 while Wrestling.com was sold pursuant to a plan of divesting certain sports domain names. We continue to evaluate expression of interest from domain name buyers but currently have no plan to sell any specific domain names or groups of domain names.

During the year ended December 31, 2005, we did not sell any domain names. While there were offers available for certain sports domain names, we believed the domain name market had shown signs of a sustained recovery during the year and a hold strategy would maximize the value of its domain name portfolio. More importantly, our financial position had improved steadily since 2002 and, as a result, it was not necessary to raise additional capital through divestiture.

Web Advertising and Leasing. During the year ended December 31, 2006, we generated advertising and leasing revenue of $312,792 which represented a decrease of $662,219 or 67.9% from 2005. Of the advertising and leasing revenue, our agreement with Overture accounted for 67% (2005 - 87%) of the revenue. While we acknowledge the risk of concentration of revenue with one customer, we believe Overture, wholly owned by Yahoo Inc., is a suitable business partner for generating advertising revenue. However, if a change becomes necessary, we have identified other potential advertising partners. The significant decline in advertising revenue was due to the change in the methodology by which Internet search engines redirected traffic and resulted in a decline in our network volume.

During the year ended December 31, 2005, we generated advertising and leasing revenue of $975,011 which represented an increase of $371,455 or 61.5% from 2004.

eCommerce Sales. During the year ended December 31, 2006, we generated eCommerce sales of $7,476,203 representing an increase of $2,683,151 or 56% over 2005 sales. Fragrance sales accounted for $6,885,225 or an increase of 74.6% from 2005. The sales growth is partially due to our broad range of products offered at reasonable prices. While we were satisfied with fragrance sales growth during the year ended December 31, 2006, the gross profit margin, which is calculated net of product and shipping costs, was below the expected 20% margin, coming in at 18.3% . We planned to make improvement to our gross profit margin by raising our selling price which is still comfortably below our competitors and by negotiating with our suppliers for better product prices. In 2007, gross profit margin has increased above the 20% target.

In the first quarter of 2006, we soft launched body.com as a website to sell health, beauty, nutrition and fitness products. The scope of Body.com’s product offering would be broader than Perfume.com. We intended Body.com to have more of a community portal characteristic where members could revisit to socialize and interact and, hopefully, make additional purchases. However, after several months of testing, we were disappointed with the results from the portal. Sales were generated primarily from fragrance products as customers did not gravitate to our other product offerings. Meanwhile, due to the success of Perfume.com, we focused our attention on fragrance sales during the holiday season. For 2007, we are considering other concepts for Body.com and may place Body.com back into its advertising network, however, as of the date of the filing of this registration statement, Body.com is still operational.

During the year ended December 31, 2006, the sports product business generated sales of $24,235, a decrease of 89% from 2005. In early 2006 we curtailed sales in the sports product business due to the difficulty in finding suppliers. During 2007, we will attempt to find suppliers and re-launch the business. If we are unable to find suppliers providing products at a cost that will ensure an adequate profit margin, then we may place Karate.com back into its advertising network, however, as of the date of the filing of this registration statement , Karate.com is still operational.

	2006		2005
Type	$	Margin	$	Margin
Fragrances	6,885,225	18.3%	3,942,324	19.5%
Sports	24,235	(19.6%)	224,019	20.9%
Travel	566,743	11.8%	626,709	11.4%
Total	7,476,203		4,793,052

During the year ended December 31, 2005, we generated eCommerce sales of $4,793,052 representing an increase of $2,831,157 or 144% over 2004 sales. Fragrance sales accounted for $3,929,824 or an increase of $137% from 2004. The sports product business had sales of $224,019 or an increase of 294% from 2004. Since we began online fragrance sales during the middle of 2003, fiscal 2005 marked the second full annual sales results which could be compared with fiscal 2004. Our fragrance sales have performed to expectation with a good sales growth quarter over comparable quarter while maintaining gross margin at around 20%. The two year results also exhibited clear seasonality trend whereby the fourth quarters were the major revenue quarters. Indeed, the fourth quarter of 2005 contributed to almost 54% of 2005 eCommerce revenues. This result may have coincided with planned significant marketing expenditure in the fourth quarter of 2005; however, we believe the result would have been similar albeit not as dramatic had marketing expenditure not increased in the fourth quarter. With this valuable data we are able to plan for the current and coming fiscal years to ensure adequate resources are in place to handle demand spikes during the busy periods. One unintended effect of the spike in fragrance product sales was that we curtailed the sports product sales during the fourth quarter of 2005 due partially to insufficient staffing. We intend to spend our advertising budget more evenly throughout the year to lessen the effect of seasonality.

Travel. Travel sales continue to be difficult to forecast as events both naturally occurring and man-made continue to arise in the Southeast Asia region encompassed by FT’s travel websites – Vietnam.com, Malaysia.com and Indonesia.com.

We believe FT’s travel sales results were under planned revenue of $150,000 per month or $450,000 per quarter primarily because of a reduction in travel to Southeast Asia as a result of the recent tsunami and earthquake activity and secondarily because of a low lead to conversion ratio. During the year ended December 31, 2006, FT generated revenues of $566,743, a decrease of $59,966 or 9.6% from 2005, and net loss of $207,463. Results for the nine months ended September 30, 2007 versus September 30, 2006 are discussed below.

In the third quarter of 2007, we, through our travel business subsidiary FT, generated eCommerce service sales of $142,992 at a cost of $113,700 as compared to sales of $116,730 at a cost of $100,702 in the third quarter of 2006. The travel operation incurred a net loss of $3,435, excluding the minimum royalty of $37,500 to Domain Holdings Inc., in the third quarter of 2007. While we believe that we have developed the platform for a worthwhile travel business, we are disappointed that the business has not reached its goal for break-even sales of $150,000 per month. As such, we decided to unwind our relationship with FT. Effective November 12, 2007, pursuant to an asset purchase agreement between the Company and FT, the Company has acquired all of the tangible and intangible assets associated or used in connection with the operation of FT’s travel business, exclusive of all cash and real property, in consideration for (a) the 8,000,000 shares of FT owned by the Company; and (b) the cancellation of $255,609.17 of debt owed by FT to the Company. As such, the Company has acquired all rights associated with the operation of the frequentraveller.com website and FT is no longer a subsidiary of the Company.

During the year ended December 31, 2005, FT generated revenues of $626,709 and a net loss of $165,558, 2004 - $247,078 and $125,938 respectively. Although sales increased by 153% in 2005, profit margin declined from 16.8% in 2004 to 11.5% in 2005. The reduction in profit margin occurred primarily because the sales were dominated by airfare sales which generate a much lower profit margin. In 2005 FT’s management reorganized its operations and moved its sales office to Bellingham, Washington while maintaining a shared office in Malaysia to focus on two identifiable key markets of Malaysia/Singapore and North America. In order to improve FT’s lead to conversion ratio, its management developed a sales management system by adopting technology tools owned by us. This system was not completed until early 2006.

Marketing Expense. During the year ended December 31, 2006, we spent $339,505 on marketing expenses, a decrease of $52,040 or 13.3% from 2005. As a percentage of eCommerce sales, marketing expenses represented 4.5% of sales. While we had room to spend more on marketing in the fourth quarter of 2006, we could not find a satisfactory return on investment to justify an increase in spending as advertiser’s rates escalated in the fourth quarter. We believed it was prudent to maintain a decent measure of profitability in view of the fact that eCommerce sales had increased by 56% in 2006.

During the year ended December 31, 2005, we spent $391,545 on marketing expenses, an increase of $274,045 or 233% from 2004. We adhered to our guideline set in 2004 of spending not more than 10% of product sales on online advertising and marketing. As a percentage of eCommerce sales, marketing expense represented 8.2% of sales with the bulk of the spending, $272,177 or 70%, occurring in the final quarter of 2005. While we previously relied upon the potential of our generic domain names to become strong brands with minimal spending on advertising, we recognized the increasing reliance of online shoppers on search engines and directory sites to find products. Even though our websites’ search rankings performed adequately, we believe targeted keywords advertising at opportune times would bring additional traffic to our retail sites. While it is difficult to say whether the generic nature of the domain name or the effectiveness of marketing effort has contributed more to the success shown in the 144% increase in eCommerce sales, we believe that increased advertising has been a significant contributing factor in our increasing revenues.

General and Administrative Expenses. During the year ended December 31, 2006, our general and administrative expenses were $459,606, an increase of 35.7% from 2005. The increase primarily reflected the rise in merchant account processing fees which results from the increase in eCommerce sales volume. Generally speaking, we have been diligent in maintaining or trimming costs following our guideline of keeping costs below 10% (2006 actual – 5.4%) of total revenue.

During the year ended December 31, 2005, our general and administrative expenses were $338,675, a decrease of 13.4% from 2004. While merchant account processing fees have increased with increased eCommerce sales volume, we have also been able to reduce travel and financing-related expenses and consolidate overhead costs in the travel business. Cost reductions have more than offset cost increases. We have also been able to maintain general and administrative expenses significantly below our target of not more than 15% of revenue, however exchange rate fluctuations and other inflationary factors may make it difficult to continue to reduce these costs in 2006.

Management Fees and Employee Salaries. During the year ended December 31, 2006, our management fees and employee salaries were $1,069,157, an increase of $166,318 or 18.0% from 2005. Executive compensation of $374,475 accounted for 35% of the cost and consisted of base consulting fees to its two senior officers and bonuses for 2005 and 2006 corporate performance and profitability measures. Excluding executive compensation, employee salaries increased by 6%.

During the year ended December 31, 2005, our management fees and employee salaries were $905,839, an increase of $195,123 or 27.5% from 2004. While executive compensation of $ 251,000 remained relatively unchanged from 2004, staff salaries accounted for most of the increase as 1) the number of employees increased slightly from 2004; 2) increases in salaries were necessary to remain competitive with the job market; 3) staff salaries were denominated primarily in the Canadian dollar which continued to increase through 2005 by about 6.9% .

Professional fees. During the year ended December 31, 2006, our professional fees, consisting of legal and accounting costs were $90,504, a decrease of $5,562 or 5.8% from 2005. We expect theses expenses to continue to move higher as cost of financial compliance continues to increase and as its subsidiary continues to incur professional fees in filing this registration statement. We will closely monitor these costs as we have done in the past.

During the year ended December 31, 2005, our professional fees, consisting of legal and accounting costs, were $96,066, an increase of $60,348 or 169% from 2004. The increases are due to our business volume increase and to the costs of filing a registration statement associated with its travel business.

Gain on Debt and Settlement. During the year ended December 31, 2006, we did not record any gain on debt settlement.

During the year ended December 31, 2005, we recorded a gain of $149,519 as a result of writing off a number of pre-2001 accounts payable.

Royalty Settlement. During the year ended December 31, 2006, we negotiated and settled with Manhattan Assets Corp. to terminate certain perpetual royalty rights arising from revenue generated by domain names previously purchased by Manhattan Assets Corp. from Communicate. In exchange for an end to receiving royalty payments which were uncertain and perhaps difficult to collect, we agreed to accept the return of Call.com free and clear of any and all encumbrances. We believed this was the best course of action for Communicate. In valuing the transaction at $250,000, we determined the fair value based on the original cash purchase price paid by Manhattan Assets Corp. as opposed to calculating a present value based on uncertain royalty payments which may be difficult to collect. Furthermore, Manhattan Assets Corp. is a private company, which at the time of the settlement had a director related to an officer and director of Communicate.

Non-Controlling Interest Share of Loss in Subsidiary. During the year ended December 31, 2006, we recorded a non-controlling interest share of loss in FT of $2,297.

During the year ended December 31, 2005, we recorded a non-controlling interest share of loss in FT of $68,588 (2004 - $83,746), a decrease of $15,158 or 18.1% from 2004.

COMPARISON OF THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 AND SEPTEMBER 30, 2006

The following table sets forth, as a percentage of net sales, certain items included in our Income Statements (see Financial Statements and Notes) for the periods indicated:

	For the three months ended		For the nine months ended
	(unaudited)		(unaudited)
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006
Statements of Operations Data

Net sales	100.00%	100.00%	100.00%	100.00%
Cost of sales	72.83%	64.09%	74.85%	71.62%
Gross profit	27.17%	35.91%	25.15%	28.38%
Operating expenses
Marketing	8.22%	3.48%	6.98%	4.11%
General and administrative	8.30%	4.63%	7.97%	5.82%
Management fees and employee salaries	30.93%	10.43%	21.42%	15.04%
Professional fees	5.19%	1.38%	2.97%	1.23%
Depreciation	0.16%	0.18%	0.18%	0.22%
Total operating expenses	52.81%	20.10%	39.50%	26.42%
Income (Loss) from operations	(25.64)%	15.81%	(14.36)%	1.96%
Other Income	1.40%	0.54%	1.13%	5.44%
Income (Loss) income	(24.24)%	16.35%	(13.23)%	7.40%

Three months ended September 30, 2007 versus three months ended September 30, 2006:

Sales and Costs of Sales

eCommerce Sales. We began converting Internet traffic into customers by directly marketing and selling consumable goods. We launched our cologne.com and perfume.com Internet retail sites in May 2003, our karate.com Internet retail site in 2004, and most recently soft-launched our body.com Internet retail site in March 2006. In the third quarter of 2007, the combined retail sites generated sales of $1,642,530 (2006 Q3 - $1,555,396), or approximately $17,864 per day (2006 Q3 - $16,906 per day), with cost of purchases and shipping totaling $1,289,535 (2006 Q3 - $1,238,542) resulting in gross profit of $352,995 and gross profit margin of approximately 21.5% (2006 Q3 – 20.4%) . Comparable quarterly sales have increased by 5.6% while gross profit margin in percentage term has increased by 11.4% . We have exceeded our minimum margin target of 20% and managed to maintain sales at the same time. We are pleased with the margin improvement as it has worked to increase margin for the past year by sourcing from more suppliers and from negotiating for better costs. We credit our vendor management system implemented last year. The heuristic system, based on analyzing a vendor’s stock selection, calculated margin, past service history and shipping costs, has proved effective. We will continue to monitor our overall product offerings to maintain a target gross profit margin of between 20% to 22% and to grow eCommerce sales.

In the third quarter of 2007, we, through our travel business subsidiary FT, generated eCommerce service sales of $142,992 at a cost of $113,700 as compared to sales of $116,730 at a cost of $100,702 in the third quarter of 2006. The travel operation incurred a net loss of $3,435, excluding the minimum royalty of $37,500 to DHI in the third quarter of 2007. While we believe that we have developed the platform for a worthwhile travel business, we are disappointed that the business has not reached its goal for break-even sales of $150,000 per month. Accordingly, we decided to unwind our relationship with FT. Effective November 12, 2007, pursuant to an asset purchase agreement with FT, we acquired all of the tangible and intangible assets associated or used in connection with the operation of FT’s travel business, exclusive of all cash and real property, in consideration for (a) the delivery of 8,000,000 shares of FT owned by us; and (b) the cancellation of $255,609.17 of debt owed to us by FT. As a result, we acquired all rights associated with the operation of the frequentraveller.com website and FT is no longer our subsidiary.

Domain Name Sales. In the third quarter of 2007, we did not trade in any domain names. Currently we have no intention to sell any of our domain names and we have been looking to acquire certain domain names that would complement either our advertising business or our eCommerce business.

Domain Name Leasing and Advertising. In the third quarter of 2007, we generated domain name leasing and advertising revenue of $128,064 as compared to $72,432 in the third quarter of 2006, an increase of 76.8% . Advertising revenue has increased relative to the previous year’s quarter as a result of our efforts to increase the visibility of the Company’s advertising websites. Because there is no assurance that the implemented changes will have a long-lasting effect we intend to continue to make improvements to increase this line of revenue.

Royalty. In the third quarter of 2007 and 2006, we did not report any royalty revenue. In the second quarter of 2006, we and Manhattan Assets Corp. agreed to settle all future royalty obligations in exchange for the return of call.com which had been recorded at its estimated fair value of $250,000 resulting in a non-recurring income of $250,000.

General and Administrative Expenses. Our general and administrative expenses consist of costs for general and corporate functions, including facility fees, travel, telecommunications, and investor relations. In the third quarter of 2007, we recorded general and administrative expense of $147,019 (8% of total sales) as compared to $98,592 in the third quarter of 2006, an increase of 49%. The increase came from an increase in server hosting fees because servers maintenance had been outsourced, from an increase in audit and legal fees, from an increase in travel and entertainment as efforts were put into investor relations and equity financings, from costs of moving our offices, and from an increase in foreign currency exchange as expenses denominated in Canadian dollars gained rapidly against U.S. currency. Credit card chargeback costs which were a problem in 2006 were negligible in 2007 as we made improvements to validate online orders. We believe our chargeback experience ratio is below industry average and that its preauthorization screening process remains effective. We expect general and administrative expenses to increase as total revenue increases but will attempt to maintain general and administrative costs below 10% of total sales.

Professional Fees In the third quarter of 2007, we recorded professional fees expenses of $91,932, versus $29,423 in the same period in 2006, a 212% increase which occurred primarily because of a change in lawyers combined with more corporate activity in the form of new agreements and financings.

Management Fees and Salaries. In the third quarter of 2007, we incurred management fees and staff salaries of $547,689, an increase of 147% over the third quarter of 2006 of $221,939. We have incurred increased management fee costs as result of hiring a new Chief Executive Officer and Chief Operating Officer. We have also recorded a $200,000 severance accrual in this quarter. We see the tightened job market and the appreciating Canadian dollar serving as the basis for an increasing trend in the coming quarters. We anticipate we will hire additional senior employees which will further increase management fees and salaries. On November 9, 2007 we have hired a Chief Corporate Development Officer who will assume office on January 1, 2008.

Marketing. We continue to advertise online by paying-for-clicks and search-engine-placements and affiliate marketing. In the third quarter of 2007, we recorded marketing expenses of $145,571 or 9% of eCommerce sales as compared to $73,965 or 4.8% of comparable third quarter sales in 2006. While a quarter to quarter comparison shows an increase of 97%, marketing expense is in line with plan. We expect marketing expenses to increase as sales increase and have planned to spend up to 10% of gross product sales for marketing in 2007.

Nine months ended September 30, 2007 versus September 30, 2006:

Sales and cost of sales. In the nine months ended September 30, 2007 our combined gross sales totaled $5,118,003 versus $5,245,104 in the nine months ended September 30, 2006, a 2% overall decrease. Decreased sales are largely as a result of the fact that we sold no Domain names during 2007 and we received no royalty revenue. In 2006 these sales accounted for approximately $645,000 or 12% of our total 2006 revenue. However, the 2007 decrease in these two revenues largely offset by the increase in our e-commerce and domain name leasing revenues which in total have increased by approximately $518,000, an 11% increase over the same period last year.

Costs of sales overall have increased and were $3,831,041 for the nine months ended September 30, 2007 versus $3,756,284 for the nine months ended September 30, 2007. This increase is largely comprised of an increase in cost of sales with respect to our e-commerce business which increased from $3,565,272 for the nine months ended September 30, 2006 to $3,831,041 for the nine months ended September 30, 2007, a 7% increase. The increase in costs is directly attributable to our increase in e-commerce business of 11%, as described above.

General and Administrative Expenses. Our general and administrative expenses consist of costs for general and corporate functions, including facility fees, travel, telecommunications, investor relations and professional fees. In the nine months ended September 30, 2007 we recorded general and administrative expenses of $407,715 as compared to $305,297 in the nine months ended September 30, 2006, an increase of 34%. The increase came from an increase in server hosting fees because servers maintenance had been outsourced, from an increase in audit and legal fees, from an increase in travel and entertainment as efforts were put into investor relations and equity financings, and from an increase in foreign currency exchange as expenses denominated in Canadian dollars gained rapidly against U.S. currency.

Professional Fees In the nine months ended September 30, 2007, we recorded professional fees expenses of $151,845, versus $64,532 in the same period in 2006, a 135% increase which occurred primarily because of a change in lawyers combined with more corporate activity in the form of new agreements and financings.

Management Fees and Salaries. In the nine months ended September 30, 2007, we incurred management fees and staff salaries of $1,096,053, an increase of 39% over the $789,010 expense incurred in the nine months ended September 30, 2006.

Marketing. In the nine months ended September 30, 2007, we recorded marketing expenses of $357,027 or 7.4% of eCommerce sales as compared to $215,373 or 5.0% of comparable sales for the nine months ended September 30, 2006.

Liquidity and Capital Resources

In October 2003, we became a majority shareholder of FT, which has developed and is operating travel sale websites utilizing non-exclusive access to the Company’s domain names Vietnam.com, Malaysia.com, Indonesia.com, and Brazil.com. Since inception, FT has raised $338,926 in private placement equity, including $120,000 invested by us, and accumulated a deficit of $1,145,247 with total shareholders’ deficit of $404,934. While we believed that we have developed the platform for a worthwhile travel business, we are disappointed that the business of FT has not reached its goal for break-even sales of $150,000 per month. Accordingly, we unwound our relationship with FT effective November 12, 2007. Pursuant to an asset purchase agreement with FT, we acquired all of the tangible and intangible assets associated or used in connection with the operation of FT’s travel business, exclusive of all cash and real property, in consideration for (a) the 8,000,000 shares of FT owned by us; and (b) the cancellation of $255,609.17 of debt owed to us by FT. As a result, we have acquired all rights associated with the operation of the frequentraveller.com website and FT is no longer our subsidiary..

At December 31, 2006, we had working capital of $1,396,603, an increase of $379,165 or 37.3% from 2005. During the year ended December 31, 2006, we generated net income of $414,437, an increase of $67,462 or 19.4% from 2005. Cash from operating activities generated $470,871 primarily from the sales of two domain names, while cash from investing activities used $101,418. Overall, our cash and cash equivalent balance has increased by $369,453 to $2,105,340.

At December 31, 2005, we had working capital of $1,017,438, an increase of $606,041 or 147% from 2004. The improvement resulted from positive cash flows from operations and issuance of common stock. During the year ended December 31, 2005, we generated net income of $346,975, a decrease of 80,682 or 18.9% from 2004. Cash from operating activities generated $626,626, and cash from financing activities generated $297,100. After the purchase of some computer equipment, overall cash increased by $670,959 resulting in a December 31, 2005 cash balance of $1,735,887. Since inception, we have accumulated a deficit of $922,166 and have stockholders’ equity of $2,629,756, an increase of $689,787 from 2004.

As at September 30, 2007 we had current assets in excess of current liabilities resulting in a positive working capital of $3,870,457 as compared to a working capital of $1,396,603 at the fiscal year ending December 31, 2006. During the nine months ended September 30, 2007, we had a net loss of $677,118 and an increase in cash of $1,965,765, compared to net income of $388,280 and a decrease in cash of $60,904 for the same nine month period of last year. Operating activities generated cash outflows of $615,847 after adjustments for non-cash items the most significant of which is a $200,000 accrual for severance. During the nine months ended September 30, 2007, we invested $372,344 in investment-grade corporate bonds and term-deposits and raised $1,000,000 from our new Chief Executive Officer.

On June 11, 2007, the Company issued 1,000,000 shares of common stock and 1,000,000 common stock share purchase warrants with an exercise price of $1.25 to a company owned and controlled by the Company’s Chief Executive Officer in exchange for $1,000,000 cash. The warrants expire June 10, 2009.

During September and October 2007 the Company accepted subscriptions from 12 accredited investors pursuant to which the Company has issued and sold 2,550,000 of the Company’s shares of common stock, at a price of $2.00 per share for total gross proceeds of $5,100,000. These 2,550,000 shares are the subject of this regsistration statement. The shares were issued pursuant to the subscriptions as follows: 1,000,000 shares for $1,999,956 net cash proceeds were issued before September 30, 2007, and the balance of 1,550,000 shares for net cash proceeds of $3,000,944, were issued in October 2007.

From the beginning of the fiscal year to September 30, 2007, we have increased our accumulated deficit to $1,184,846 from $507,729 and have increased stockholders’ equity to $5,551,461 from $3,106,696.

Effective November 12, 2007, pursuant to an asset purchase agreement between the Company and FT, the Company has acquired all of the tangible and intangible assets associated or used in connection with the operation of FT’s travel business, exclusive of all cash and real property, in consideration for (a) the 8,000,000 shares of FT owned by the Company; and (b) the cancellation of $261,833 of debt owed by FT to the Company.

We seek to generate revenue from (i) leasing domain names to third parties to conduct on-line businesses; (ii) selling products and services of both company owned inventory and of inventory owned by third parties; and (iii) fees resulting from Internet traffic click-throughs generated by company owned domain name assets.

While we have a positive working capital position, our most currently reported quarter has experienced a loss. We expect to continue to incur losses in the coming quarters as planned marketing expenditures increase and an expanded management team is hired. We have sufficient cash and will generate sufficient working capital allowing us to meet these anticipated increases in costs over the next twelve (12) months. However, if the operating losses continue and exceed plan we may be required to seek additional capital from external sources. We expect to raise any additional funds by way of equity and/or debt financing, and through the sale of non-strategic domain name assets. We may not be able to raise the required funds from such financings, depending on volatile market conditions and the perception by investors of those companies that, like Communicate, engage in e-commerce and related businesses.

We have no current plans to purchase any plant or significant equipment.

SEASONALITY AND QUARTERLY RESULTS

Our online business is subject to seasonal influences. Sales volumes in the fragrance industry typically accelerate during the fourth quarter, especially from November to December. In 2006, fourth quarter retail sales accounted for roughly 40% of total product sales. We intend to develop additional retail websites with the goal of moderating any seasonality effects.

OFF BALANCE SHEET ARRANGEMENTS

At September 30, 2007, we did not have any transactions, obligations or relationships that could be considered off-balance sheet arrangements.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Basis for Presentation. Our financial statements have been prepared on an accrual basis of accounting, in conformity with accounting principles generally. This management's discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. In preparing these financial statements, we are required to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to doubtful accounts, stock-based compensation, investments, goodwill and intangible assets and income taxes as well as contingencies and litigation. We base our estimates on historical experience and on various other assumptions that we believe are reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates using different assumptions or conditions. We believe the following critical accounting policies reflect the more significant judgments and estimates used in the preparation of our consolidated financial statements.

Principles of consolidation. The financial statements include the accounts of the Company, its 94.9% interest in its subsidiary DHI, its former 50.4% interest in FT and DHI’s wholly owned subsidiaries Acadia and Importers. All significant intercompany balances and transactions are eliminated on consolidation.

Revenue recognition. Revenue from the sale and lease of domain names, whose carrying values are recorded as intangible assets, consists primarily of funds earned for the transfer of rights to domain names that are currently in our control. Collectibility of revenues generated is subject to a high level of uncertainty; accordingly revenues are recognized only as received.

Web advertising revenue consists primarily of commissions earned from the referral of visitors to our sites to other parties. The amount and collectibility of these referral commissions is subject to uncertainty; accordingly, revenues are recognized when the amount can be determined and collectibility can be reasonably assured. In accordance with Emerging Issues Task Force (“EITF”) 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent,” the Company records web advertising revenue net of service costs.

Revenues, and associated costs of goods sold, from the on-line sales of products, currently consisting primarily of fragrances and other beauty products, are recorded upon shipment of products and determination that collection is reasonably assured. We do not record inventory as an asset because all products sold are delivered to the customer on a “just-in-time” basis.

Revenues from the sales of travel products, including tours, airfares and hotel reservations, where we act as the merchant of record and have inventory risk, are recorded on a gross basis. Customer deposits received prior to ticket issuance or 30-days prior to travel are recorded as deferred revenue. Where we do not act as the merchant of record and have no inventory risk, revenues are recorded at the net amounts, without any associated cost of revenue in accordance with EITF 99-19.

Available for Sale Securities. We hold marketable equity securities which are available for sale and as such, their carrying value is adjusted to market at the end of each reporting period. As required by Statement of Financial Accounting (“SFAS”) SFAS No. 130, “Reporting Comprehensive Income”, unrealized gains and losses on these investments are recorded as a component of accumulated other comprehensive income (loss) and are recorded as a component of net income (loss) when realized. However, if there is a permanent decline in the available for sale securities, this adjustment is taken into income for the period when such determination is made. There has been no comprehensive income (loss) to date.

Income taxes. We follow the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances. Deferred tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment. A valuation allowance is provided for deferred tax assets if it is more likely than not that we will not realize the future benefit, or if the future deductibility is uncertain.

Foreign currency transactions. The financial statements are presented in United States dollars. In accordance with SFAS No. 52, “Foreign Currency Translation”, the foreign currency financial statements of our subsidiaries are re-measured into U.S. dollars. Monetary assets and liabilities are re-measured using the foreign exchange rate that prevailed at the balance sheet date. Revenue and expenses are translated at weighted average rates of exchange during the year and stockholders’ equity accounts and certain other historical cost balances are translated by using historical exchange rates. Resulting re-measurement gains or losses are reported on the consolidated statement of operations.

Earnings per share. Basic earnings per share are computed by dividing earnings for the period by the weighted average number of common shares outstanding for the period. Fully diluted earnings per share reflects the potential dilution of securities by including other potential common stock, including convertible preferred shares, in the weighted average number of common shares outstanding for a period and is not presented where the effect is anti-dilutive.

Cash and cash equivalents. We consider all highly liquid instruments, with original maturity dates of three months or less at the time of issuance, to be cash equivalents.

Intangible assets. We have adopted the provision of the SFAS No. 142, “Goodwill and Intangible Assets”, which revises the accounting for purchased goodwill and intangible assets. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized and are tested for impairment annually. The determination of any impairment would include a comparison of estimated future operating cash flows anticipated during the remaining life with the net carrying value of the asset as well as a comparison of the fair value to book value of the Company.

Our intangible assets, which consist of its portfolio of generic domain names, have been determined to have an indefinite life and management has determined, that there is no impairment of the carrying value of intangible assets at December 31, 2006.

Website development costs. We have adopted the provisions of EITF No. 00-2, "Accounting for Web Site Development Costs," and AICPA SOP 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” whereby costs incurred in the preliminary project phase are expensed as incurred; costs incurred in the application development phase are capitalized; and costs incurred in the post-implementation operating phase are expensed as incurred.

Stock-based compensation. On January 1, 2006, we adopted the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Statement No. 123(R), “Share-Based Payment.” We adopted SFAS No. 123R using the modified-prospective-transition method. Under this method, compensation cost recognized for the year ended December 31, 2006 would include: a) compensation cost for all share-based payments granted prior to, but not yet vested as of December 31, 2005, based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123, and b) compensation cost for all share-based payments granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R. In addition, deferred stock compensation related to non-vested options is required to be eliminated against additional paid-in capital upon adoption of SFAS No. 123R. The results for the prior periods have not been restated.

Our results of operations for the year ended December 31, 2005 did not include pro-forma disclosures because previously disclosed stock options were no different than if we had not adopted SFAS No. 123R because (i) there were no previously unvested stock options, and (ii) no stock options were granted during the year ended December 31, 2005. As a result, no pro forma disclosure of the impact of adopting SFAS No. 123R has been provided for the year ended December 31, 2005.

Our accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with SFAS No. 123 and the conclusions reached by the EITF in Issue No. 96-18. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by EITF 96-18.

Equipment. Equipment is stated at cost. Minor additions and improvements are charged to operations, and major additions are capitalized. Upon retirement, sale or other disposition, the cost and accumulated depreciation are eliminated from the accounts, and a gain or loss is included in operations. Amortization is computed using the declining balance method; 30% for computer equipment and 20% for office equipment and furniture.

ADOPTION OF NEW ACCOUNTING PRONOUNCEMENTS

Effective January 1, 2007, the Company adopted the provisions of the FASB Staff Position (“FSB”) on EITF Issue 00-19-2 “Accounting for Registration Payment Arrangements”. This accounting position was adopted on a prospective basis with no restatement of prior period consolidated financial statements. This position specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5 “Accounting for Contingencies”. Transition to the FSP will be achieved by reporting a change in accounting principle through a cumulative-effect adjustment to the opening balance of deficit.

The Company adopted FASB Interpretation No.48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109” (“FIN 48”) on January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. The adoption of this statement did not have a material effect on the Company’s interim unaudited consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. This Statement permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of SFAS No. 159 on its financial position and results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans“. This Statement requires an employer to recognize the over funded or under funded status of a defined benefit post retirement plan

(other than a multiemployer plan) as an asset or liability in its statement of financial position, and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS No. 158 is effective for fiscal years ending after December 15, 2006. We do not expect that the implementation of SFAS No. 158 will have any material impact on its financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measures”. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), expands disclosures about fair value measurements, and applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, which for the Company would be the fiscal year beginning December 31, 2008. We are currently evaluating the impact of SFAS No. 157 but do not expect that it will have a material impact on our financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements“. SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 is effective for periods ending after November 15, 2006. We are currently evaluating the impact of adopting SAB No. 108 but do not expect that it will have a material effect on our financial statements.

UNCERTAINTIES RELATING TO FORWARD-LOOKING STATEMENTS

Management’s discussion and analysis of our financial condition and the results of its operations and other sections of this registration statement contain forward looking statements that are based upon the current beliefs and expectations of our management, as well as assumptions made by, and information currently available to, our management. Because these statements involve risks and uncertainties, actual actions and strategies and the timing and expected results may differ materially from those expressed or implied by the forward-looking statements. As well, our future results, performance or achievements could differ materially from those expressed in, or implied by, any forward-looking statements. Future events and actual results could differ materially from those set forth in or underlying the forward-looking statements.

USE OF ESTIMATES

The preparation of financial statements in conformity with U. S. generally accepted accounting principles generally accepted in the United States of America requires our management to make estimates and assumptions affecting the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as revenues and expenses during the reporting period. The amounts estimated could differ from actual results.

DESCRIPTION OF PROPERTY

Communicate’s assets consist of approximately 900 domain names.

Communicate and its Subsidiary operate from their principal office at 375 Water Street, Suite 645, Vancouver, British Columbia V6B5C6, Canada. Communicate’s telephone number is (604) 453-4870. Communicate rents the office space consisting of 5,400 square feet on a lease basis for a 5-year period starting from October 1, 2007 to September 30, 2012. Pursuant to the terms of the lease agreement, the Company has committed to basic rent costs for the next 5 years commencing October 1, 2007 as follows: (a) year 1 - $109,511; (b) year 2 - $114,853; (c) year 3 - $120,915; (d) year 4 - $125,537; and (e) year 5 - $130,879. The Company will also be responsible for common costs which are currently estimated to be equal to approximately 75% of basic rent.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table identifies our current executive officers and directors, their respective offices and positions, and their respective dates of election or appointment:

Name	Age	Position	Date of Appointment
C. Geoffrey Hampson	50	Chief Executive Officer and Chairman	June 1, 2007
Jonathan Ehrlich	39	President and Chief Operating Officer	October 1, 2007
J. Cameron Pan	44	Chief Financial Officer and Corporate Secretary	August 1, 2002
P. James Taylor	51	Director	July 23, 2007
Mark Benham	56	Director	September 12, 2007
Mark Melville	38	Chief Corporate Development Officer	November 9, 2007 (will assume position on January 1, 2008)

BUSINESS EXPERIENCE DESCRIPTIONS

C. Geoffrey Hampson has been our Chief Executive Officer and director since June 1, 2007. Mr. Hampson has been the founder, president, and Chief Executive Officer of many successful start-up and operating companies over the last 25 years. Mr. Hampson was Chief Executive Officer and President of PEER 1 Network Enterprises, Inc., an Internet infrastructure company from September 2000 to January 2006. Mr. Hampson was the Founder and Chief Executive Officer of Novocon International Inc., a manufacturer of fiber products for composite reinforcement until Synthetic Industries acquired it in 1997. Mr. Hampson is also a co-owner of Techvibes.com. Mr. Hampson has been a director of Carat Exploration Inc. on the TSX Venture market since March, 2006 and has been a director of Pacific Rodera Energy Inc. on the TSX Venture market since June, 1998.

Jonathan Ehrlich has been our Chief Operating Officer and President since October 1, 2007. From November 2003 to September 2007, Mr. Ehrlich was EVP, Online, at Indigo Books & Music in Canada. Prior to joining Indigo, from January 2002 to October 2003, Mr. Ehrlich was an Entrepreneur-in-Residence at Mosaic Venture Partners. From October 1998 to December 2001, he was a Co-Founder and Vice President of Marketing for MobShop Inc., specializing in procurement software. From July 1996 to October 1998 Mr. Ehrlich was Director of Business Development at CYBERplex interactive media and from November 1991 to November 1993 he was an account executive of MacLaren:McCann advertising. Mr. Ehrlich holds an MBA from the Richard Ivey School of Business and a BA in Political Science from the University of Western Ontario. Mr. Ehrlich has acted as a guest lecturer/featured presenter at Harvard Business School, Haas School of Business, and the University of Michigan Business School.

J. Cameron Pan has been our Chief Financial Officer since August 2001. Mr. Pan has worked in corporate finance in both public practice and investment banking, specializing in the technology industry. Mr. Pan was a Vice President, Corporate Finance of Marleau, Lemire Securities from 1993 to 1995 and the Chief Financial Officer for Memorex Computers in the United States from 1995 to 1997. Mr. Pan is a Chartered Accountant who worked for Deloitte & Touche from 1998 to 1999 and Coopers & Lybrand from 1986 to 1993 and is a graduate of Simon Fraser University in British Columbia in 1992 with bachelor’s degrees in accounting and finance.

P. James Taylor has been our director since July 23, 2007. Mr. Taylor has over 20 years of experience in corporate management, finance and planning. From January, 2006 to the present, he has been engaged as a financing and management consultant for various companies. From 2002 to January, 2006, Mr. Taylor served as the Chief Financial Officer for Peer 1 Network Enterprises, Inc., a publicly traded company and North American provider of Internet infrastructure services. While at Peer 1, he was responsible for financial and administrative operations and led the development of annual and strategic business plans and financial models. From 2001 to 2002, Mr. Taylor served as Chief Operating Officer and Chief Financial Officer of Chicago Aerosol, LLC. Mr. Taylor is a member of the Society of Competitive Intelligence. Mr. Taylor is a graduate of Indiana University where he obtained a Bachelor of Science degree in Finance and Accounting. He earned his MBA from DePaul University where he focused his studies on International Business and Corporate finance.

Mark Benham has been our director since September 12, 2007. Mr. Benham has fifteen years of experience in private equity and investment banking. Since 1994 Mr. Benham has been a partner at Celerity Partners, a private equity fund based in California. Mr. Benham is also a director of Peer 1 Network, a TSX-Venture listed company. Mr. Benham became a director of Peer 1 Network on September 2, 2005. Mr. Benham holds a B.A. in English from the University of California, Berkeley, and an M.A. and M.B.A. from the University of Chicago.

Mark Melville has been appointed as our new Chief Corporate Development Officer on November 9, 2007 and will commence employment on January 1, 2008. From July 2005 to November 2007, Mr. Melville was Global Account Manager at Monitor Group L.P., one of the world’s premier strategic consulting and investment firms. While at Monitor Mr. Melville worked directly with senior executives of F500 companies on a range of strategic initiatives and co-led Monitor’s West Coast technology practice. From August 2002 to July 2005, Mr. Melville was Chief Executive Officer of SteelTrace Ltd., a leading provider of business process and requirements management software. Mr. Melville sold SteelTrace to Compuware Corporation in 2006. Prior to SteelTrace, from 1999 to 2001, Mr. Melville was the Vice President of Corporate Development at MobShop, a pioneer in Online Commerce. Prior to MobShop from 1998 to 1999, Mr. Melville was a senior member of Exchange.com, a leading player in the on-line marketplace space. Exchange.com was sold to Amazon.com in 1999. Mr. Melville holds a Masters in Business Administration degree from the Harvard Graduate School of Business, a Masters in Public Administration degree from Harvard's JFK School of Government, and an Honors Bachelor degree in Finance from the University of British Columbia.

FAMILY RELATIONSHIPS

There are no family relationships among any of our executive officers or directors.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

To the best of our knowledge, none of our directors or executive officers has, during the past five years:

  been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

  had any bankruptcy petition filed by or against any business of which he was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time;

  been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities; or

  been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

AUDIT COMMITTEE AND AUDIT COMMITTEE FINANCIAL EXPERT

The Board of Directors formed an audit committee on August 16, 2007 (the “Audit Committee”). James Taylor is the sole member of the Audit Committee. The current member of the Audit Committee is financially literate and is able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement.

The Audit Committee assists the Board of Directors in its oversight of the quality and integrity of our accounting, auditing, and reporting practices. The Audit Committee's role includes overseeing the work of our internal accounting and financial reporting and auditing processes and discussing with management our processes to manage business and financial risk, and for compliance with significant applicable legal, ethical, and regulatory requirements. The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the independent auditor engaged to prepare or issue audit reports on our financial statements and internal control over financial reporting. The Audit Committee relies on the expertise and knowledge of management and the independent auditor in carrying out its oversight responsibilities. The Committee's specific responsibilities are delineated in its charter.

EXECUTIVE COMPENSATION

The following executive compensation disclosure reflects all compensation awarded to, earned by or paid to the executive officers below for the fiscal year ended December 31, 2006. The following table summarizes all compensation for fiscal year 2006 received by our Chief Executive Officer and our two most highly compensated executive officers who earned more than $100,000 in fiscal year 2006.

Summary Compensation Table

							Non-
						Non-	qualified
						Equity	Deferred	All other
Name and		Salary	Bonus	Stock	Option	Incentiv	Compen-	compen-
principal	Year	(1)	(1)	Awards	Awards	e Plan	sation	sation	Total
position		($)	($)	($)	($)	($)	Earnings	($)	($)
							($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

David M. Jeffs	2004	96,000	18,000	-	-	-	-	-	114,000
Chief Executive	2005	102,000	23,500	-	-	-	-	-	125,500
Officer	2006	118,175	69,063	-	-	-	-	-	187,238
July 2002 – July
1, 2007
President
July 2002 –
September 27,
2007

J. Cameron Pan	2004	96,000	18,000	-	-	-	-	-	114,000
Chief Financial	2005	102,000	23,500	-	-	-	-	-	125,500
Officer	2006	118,175	69,062	-	-	-	-	-	187,237
Aug 2000 – Feb
2002
July 2002 –
present

(1) Paid by DHI.

As of the end of 2006, we owed no balances to Mr. Jeffs or Mr. Pan.

Except for consulting agreements with Mr. Jeffs and Mr. Pan, as of the end of 2006, there were no other employment or consulting agreements between Communicate or the Subsidiaries and any named executive officer, and there were no employment agreements or other compensating plans or arrangements with regard to any named executive officer which provided for specific compensation in the event of resignation, retirement, other termination of employment or from a change of control of Communicate or from a change in a named executive officer’s responsibilities following a change in control.

During the last completed fiscal year, no stock options, stock appreciation rights, or long-term incentive plans were granted, exercised or repriced.

On June 1, 2007, David Jeffs resigned as the Chief Executive Officer and remained President until September 27, 2007. Pursuant to the terms and conditions of an employment severance agreement, dated September 27, 2007, between us and Mr. Jeffs (the “Severance Agreement”), Mr. Jeffs resigned as the President, director and employee of Communicate. Pursuant to the Severance Agreement, we agreed to pay Mr. Jeffs on October 1, 2007 a severance allowance in the amount of $200,000 less any and all applicable government withholdings and deductions. Furthermore, pursuant to the Severance Agreement, for a period commencing on October 1, 2007 until December 31, 2007, we agreed to retain Mr. Jeffs as a consultant for a monthly fee of $10,000 to assist in the day to day operations of Communicate, the transition of duties from Mr. Jeffs to Mr. Jonathan Ehrlich who will assume the position of President and Chief Operating Officer of Communicate on October 1, 2007, and the relocation of Communicate’s offices.

During 2007, we entered into employment agreements with certain executive officers, and on August 21, 2007, our Board of Directors adopted the Communicate.Com, Inc. 2007 Stock Incentive Plan (the “Plan”) and granted incentive stock options thereunder to certain key personnel, as further described below.

EMPLOYMENT AGREEMENTS

C. Geoffrey Hampson, Chief Executive Officer and Chairman

We entered into an employment agreement with C. Geoffrey Hampson on May 31, 2007. Pursuant to the employment agreement, Mr. Hampson shall serve as Chief Executive Officer of Communicate for a term of five years effective June 1, 2007 and subject to certain termination rights on the part of Communicate and Mr. Hampson. The employment agreement provides that Mr. Hampson will receive an annual base salary of CAD$300,000, subject to annual review as well as a bonus of up to 60% of base salary as determined by the Board of Directors. The employment agreement also entitles him to participate in the health, dental and other fringe benefits or policies available to personnel with commensurate duties. In connection with the employment agreement, on September 11, 2007 we granted to Mr. Hampson an incentive stock option to purchase up to 1,000,000 shares of common stock of Communicate at an exercise price of $2.50 per share. The option to purchase shares of Communicate’s common stock vests over the term of the employment agreement as follows: (i) exercisable as to 330,000 shares on September 11, 2008 and (ii) thereafter the option to purchase 83,300 shares vests after each successive three-month period until the entire option has vested. Unless earlier terminated, the option shall expire on September 11, 2012. The incentive stock option has been granted under the Company’s 2007 Stock Option Plan.

On June 1, 2007, Mr. Hampson was appointed as an additional director of Communicate by the Board of Directors.

Jonathan Ehrlich, Chief Operating Officer and President

We entered into an employment agreement with Jonathan Ehrlich on September 11, 2007. Pursuant to the employment agreement, Mr. Ehrlich shall serve as the Chief Operating Officer and President of Communicate for a term of five years effective October 1, 2007, subject to certain early termination rights on the part of Communicate and Mr. Ehrlich. The employment agreement provides that Mr. Ehrlich will receive an annual base salary of $275,000, subject to annual review by the Chief Executive Officer and the Board of Directors as well as a bonus of up to 50% of his base salary, to be determined by the Board of Directors in its sole discretion. The employment agreement also entitles Mr. Ehrlich to participate in the health and dental and other fringe benefits or policies available to personnel with commensurate duties. In connection with the employment agreement, on September 8, 2007, Communicate granted an incentive stock option to Mr. Ehrlich to purchase up to 1,500,000 shares of common stock of Communicate at an exercise price of $2.41 per share. The option vests over the term of the employment agreement as follows: (i) exercisable as to 500,000 shares on October 1, 2008 and (ii) thereafter the option to purchase 125,000 shares vests after each successive three-month period until the entire option has vested. Unless earlier terminated, the option shall expire on October 1, 2012. The incentive stock option has been granted under the Company’s 2007 Stock Option Plan.

Mark Melville, Chief Corporate Development Officer

As of November 9, 2007, we entered into a five year employment agreement with Mark Melville, to serve as the Company’s Chief Corporate Development Officer, effective January 1, 2008 Mr. Melville will receive (1) an annual base salary of CDN$250,000, commencing January 1, 2008; (2) a bonus of up to 50% of base salary; (3) a signing bonus of CDN $300,000; (4) two special bonuses of CDN$100,000 each to be paid on each of January 1, 2009 and January 1, 2010; and (5) an incentive stock option to purchase up to 1,000,000 shares of common stock of the Company at an exercise price equal to the market closing price of the Company’s common shares on January 1, 2008. The option vests over the term of the employment agreement as follows: (i) exercisable as to 333,334 shares on January 1, 2009 and (ii) therafter the option to purchase an additional 83,333.25 shares vests on the last day of each successive three month period thereafter, until all such shares have vested. Unless earlier terminated, the option shall expire on January 1, 2013. The incentive stock option has been granted under the Company’s 2007 Stock Option Plan.

DIRECTOR COMPENSATION

In 2007, we granted incentive stock options to the following directors pursuant to the Plan.

Mark Benham, Director

Effective September 12, 2007, Mr. Mark Benham was appointed as a director of Communicate. In connection with his appointment as a director, on September 12, 2007, we granted an incentive stock option to Mr. Benham to purchase up to 100,000 shares of common stock of Communicate, which option vests as follows: (i) the option to purchase 33,333 shares of common stock vests on September 12, 2008 (ii) the option to purchase an additional 8,330 shares vests on the last day of each successive three-month period thereafter, until the entire option has vested. The incentive stock option has been granted under the Company’s 2007 Stock Option Plan.

P. James Taylor, Director

Effective July 23, 2007, Mr. P. James Taylor was appointed as a member of the Company’s Board of Directors. Mr. Taylor serves as an “independent director” as that term is defined under NASDAQ Rule 4200(a)(15) and he also serves on Communicate’s Audit Committee. In connection with his appointment as a director, on September 11, 2007, we granted an option to purchase up to 100,000 shares of common stock to Mr. Taylor, which option vests as follows: (i) the option to purchase 33,333 shares of common stock vests on September 11, 2008 and (ii) the option to purchase additional 8,330 shares vests on the last day of each successive three-month period thereafter, until the entire option has vested. The incentive stock option has been granted under the Company’s 2007 Stock Option Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Described below are certain transactions or series of transactions between us and our executive officers, directors and the beneficial owners of 5% or more of our common stock, on an as converted basis, and certain persons affiliated with or related to these persons, including family members, in which they had or will have a direct or indirect material interest in an amount that exceeds the lesser of

$120,000 or 1% of the average of our total assets as of year-end for the last three completed fiscal years, other than compensation arrangements that are otherwise required to be described under “Executive Compensation”.

On June 11, 2007, our Board of Directors issued 1,000,000 shares of common stock and warrants to purchase up to 1,000,000 additional shares of restricted common stock at the price of $1.25 effective until June 10, 2009 to Hampson Equities Ltd. (a company owned and controlled by C. Geoffrey Hampson, our Chief Executive Officer and director) in exchange for $1,000,000 cash pursuant to a subscription agreement dated June 1, 2007. We relied on an exemption from registration under Section 4(2) of the Securities Act in issuing the shares. These shares and warrants are restricted securities and are subject to resale restrictions under Rule 144.

On September 24, 2007, we completed an offering of 5,000,000 of our common stock at $2.00 per share. 2,550,000 shares of the common stock offered were issued and sold by us to investors in the offering and are being registered on the registration statement of which this prospectus is a part under the terms of a subscription agreement between us and the holders.

  C. Geoffrey Hampson, our Chief Executive Officer and director, invested $110,000 and received 55,000 shares of our common stock.

  C. Hampson, the father of our Chief Executive Officer, invested $40,000 and received 20,000 shares of our common stock.

  Jonathan Ehrlich, our Chief Operating Officer and President, invested $50,000 and received 25,000 shares of our common stock.

  Mark Benham, a member our Board of Directors, invested $50,000 and received 25,000 shares of our common stock.

DIRECTOR INDEPENDENCE

The following director is an independent director as that term is defined under NASDAQ Rule 4200(a)(15): P. James Taylor.

SELLING SHAREHOLDERS

Pursuant to the subscription agreements we entered into with twelve (12) accredited investors dated September 2007, we agreed to file this registration statement in order to permit those investors to sell the shares acquired under the subscription agreements.

All of our shares of common stock offered under prospectus may be sold by the selling shareholders. We will not receive any of the proceeds from sales of shares offered under this prospectus. All costs, expenses and fees in connection with the registration of the selling shareholders’ shares will be borne by us. All brokerage commissions, if any attributable to the sale of shares by selling shareholders will be borne by such shareholders. The selling shareholders may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with the sale of their common stock under this prospectus. Some of the selling shareholders are affiliated with broker-dealers.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling shareholder. The second column lists the number of shares of common stock beneficially owned by each selling shareholder as of November 27, 2007. The third column lists the shares of common stock being offered pursuant to this prospectus by each of the selling shareholders. The fourth column lists the number of shares that will be beneficially owned by the selling shareholder assuming all of the shares offered pursuant to this prospectus are sold and that shares beneficially owned by them, as of November 27, 2007, but not offered hereby are not sold. The fifth column lists the percentage of shares that will be beneficially owned by the selling shareholders as of November 27, 2007, assuming all of the shares offered pursuant to this prospectus are sold and that shares beneficially owned by them but not offered hereby are not sold.

The inclusion of any securities in the following table does not constitute an admission of beneficial ownership by the persons named below. Except as indicated in the footnotes to the table, no selling shareholder has had any material relationship with us or our predecessors or affiliates during the last three years. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein. Some of the selling shareholders are or were affiliated with broker-dealers. See our discussion entitled “Plan of Distribution” for further information regarding the method of distribution of these shares.

NAME OF SELLING SHAREHOLDER	NUMBER OF SHARES OWNED BEFORE OFFERING	NUMBER OF SHARES BEING OFFERED	NUMBER OF SHARES OWNED AFTER OFFERING (1)	PERCENTAGE OWNED AFTER OFFERING (2)
Blake Robert	25,000	25,000	0	0
C. Geoffrey Hampson (3)	2,055,000 (4)	55,000	2,000,000	9.33%
C. Hampson (5)	35,000	20,000	15,000	*
Cormark Securities Investment Fund (6)	1,112,000	500,000	612,000	2.85%
Freestone Capital Partners LP (7)	275,000	275,000	0	0
Freestone Capital Qualified Partners LP (8)	425,000	425,000	0	0
Freestone Select Partners LP (9)	300,000	300,000	0	0
Jonathan Ehrlich (10)	224,700	25,000	199,700	*
Mark Benham (11)	25,000	25,000	0	0
Mark L. Casey	151,920	125,000	26,920	*
Nikola & Judith Didovic	25,000	25,000	0	0
Odyssey Value Partners, LP (12)	1,083,745	750,000	333,745	1.56%

TOTAL		2,550,000

* Indicates less than one percent.

(1)	Assumes that all shares will be resold by the selling shareholders after this offering.

(2)	Percentage based upon 21,446,623 shares of common stock outstanding as of November 27, 2007.

(3)	C. Geoffrey Hampson is our Chief Executive Officer.

(4)

Includes 1,000,000 shares of common stock and warrants to purchase up to 1,000,000 additional shares of restricted common stock with an exercise price of $1.25 effective June 11, 2007 and expiring June 10, 2009. The warrant was issued to Hampson Equities Ltd. (a company owned and controlled by C. Geoffrey Hampson, our Chief Executive Officer) in exchange for $1,000,000 cash (received) pursuant to a subscription agreement dated June 1, 2007. The natural person with voting and investment decision power for the Hampson Equities Ltd. is C. Geoffrey Hampson, our Chief Executive Officer.

Does not include incentive stock option issued to C. Geoffrey Hampson on September 11, 2007 to purchase up to 1,000,000 shares of common stock of the Company. None of the shares may vest or are exercisable within 60 days of the date of filing of this registration statement.

(5)	C. Hampson is the father of C. Geoffrey Hampson, our Chief Executive Officer.

(6)	The natural person with voting and investment decision power for the selling shareholder is Scott Emmett Lamacraft.

(7)	The natural person with voting and investment decision power for the selling shareholder is Ken Miyoshi.

(8)	The natural person with voting and investment decision power for the selling shareholder is Ken Miyoshi.

(9)	The natural person with voting and investment decision power for the selling shareholder is Ken Miyoshi.

(10)

Jonathan Ehlrich is our President and Chief Operating Officer. Does not include an incentive stock option issued to Jonathan Ehrlich on September 8, 2007 to purchase up to 1,500,000 shares of common stock of the Company. None of the shares may vest or are exercisable within 60 days of the date of filing of this registration statement.

(11)

Mark Benham is a director of the Company. Does not include an incentive stock option issued to Mark Benham on September 12, 2007 to purchase up to 100,000 shares of common stock of the Company. None of the shares may vest or are exercisable within 60 days of the filing date of this registration statement.

(12)	The natural person with voting and investment decision power for the selling shareholder is William Vlahos.

PLAN OF DISTRIBUTION

We are registering shares of our common stock for resale by the selling shareholders identified in the section above entitled “Selling Shareholders”. We will receive none of the proceeds from the sale of these shares by the selling shareholders. The common stock may be sold from time to time to purchasers:

  through the OTC Bulletin Board at prevailing market prices; or

  through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the common stock.

The selling shareholders may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  settlement of short sales;

  broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

  a combination of any such methods of sale;

  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

  any other method permitted pursuant to applicable law.

Neither the selling shareholders nor Communicate can presently estimate the amount of compensation in the form of discounts, concessions or commissions that underwriters, broker-dealers or agents may receive from the selling shareholders or the purchasers of the common stock. We know of no existing arrangements between the selling shareholders, broker-dealers, underwriters or agents relating to the sale or distribution of the shares.

The selling shareholders may also enter into hedging transactions and persons with whom they effect such transactions, including broker-dealers, may engage in short sales of our common shares. Our selling shareholders may also engage in short sales and short sales against the box, and in options, swaps, derivatives and other transactions in our securities, and may sell and deliver the shares covered by this prospectus in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions that may resell those shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the shares will be deemed to be “underwriters” within the meaning of section 2(11) of the Securities Act in connection with the sales and distributions contemplated under this prospectus and may have civil liability under Sections 11 and 12 of the Securities Act for any omissions or misstatements in this prospectus and the registration statement of which it is a part. Additionally, any profits which our selling shareholders may receive might be deemed to be underwriting compensation under the Securities Act. Because the selling shareholders will deemed to be an underwriter under Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. Any profits realized by the selling shareholders and the compensation of any broker-dealer will be deemed to be underwriting discounts and commissions.

The resale shares will be sold only through registered or licensed broker-dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We will bear all expenses relating to the sale of our common shares under this prospectus, except that the selling shareholders will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling shareholders. We have agreed to indemnify some of the selling shareholders against certain losses, claims, obligations, damages and liabilities, including liabilities under the Securities Act.

Any common shares offered under this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may also be sold under Rule 144 rather than pursuant to this prospectus.

We have agreed to keep this prospectus effective for a period of (i) two years or (ii) until such time as all the Registrable Securities are eligible for sale under Rule 144k of the Securities Act of 1933, as amended.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of November 27, 2007, with respect to the holdings of (1) each person who is the beneficial owner of more than five percent of our common stock, (2) each of our directors, (3) the each named executive officer, and (4) all of our directors and executive officers as a group.

Beneficial ownership of the common stock is determined in accordance with the rules of the Securities and Exchange Commission and includes any shares of common stock over which a person exercises sole or shared voting or investment powers, or of which a person has a right to acquire ownership at any time within 60 days of November 27, 2007. Except as otherwise indicated, and subject to applicable community property laws, the persons named in this table have sole voting and investment power with respect to all shares of common stock held by them. Applicable percentage ownership in the following table is based on 21,446,623 shares of common stock outstanding as of November 27, 2007 plus, for each individual, any securities that individual has the right to acquire within 60 days of November 27, 2007.

Unless otherwise indicated below, the address of each of the principal shareholders is c/o Communicate.com, Inc., 375 Water Street, Suite 645 Vancouver, BC, Canada V6B 5C6.

Title of Class	Name and Address (1)	Shares Beneficially Owned (2)	Percentage of Class (2)
	Beneficial Owners of More than 5%:
Common Stock	Susan Jeffs Third Floor Kensington High Street London, United Kingdom W14 8NS	1,500,000	6.99%
Common Stock	Klaus Schymke c/o Vierzehn Nothelfer Strasse 46, 55124, Mainz, Germany	953,500	4.45%

	Current Directors and Named Executive Officers:
Common Stock	C. Geoffrey Hampson, Chief Executive Officer, Director (3)	2,055,000	9.58%
Common Stock	J. Cameron Pan, Chief Financial Officer, Secretary	751,000	3.50%
Common Stock	Jonathan Ehrlich, Chief Operations Officer, President (4)	224,700	1.04%
Common Stock	Mark Benham, Director (5)	25,000	*
Common Stock	P. James Taylor, Director (6)	5,000	*
Common Stock	Mark Melville, Chief Corporate Development Officer (7)	0	*
	All Directors and Executive Officers as a group (6 persons)	3,060,700	14.27%

*       Less than 1%.

(1)	Unless otherwise indicated, the address of the beneficial owner will c/o Communicate.com, Inc., 375 Water Street, Suite 645, Vancouver, BC, V6B5C6, Canada.

(2)	Percentage based upon 21,446,623 shares of our common stock outstanding as of November 27, 2007.

(3)

Includes warrants to purchase 1,000,000 shares of our common stock with an exercise price of $1.25 effective June 11, 2007 and expiring June 10, 2009 to Hampson Equities Ltd. (a company owned and controlled by C Geoffrey Hampson, Chief Executive Officer) in exchange for $1,000,000 cash (received) pursuant to a subscription agreement dated June 1, 2007. These share purchase warrants are restricted securities and are subject to resale restrictions under Rule 144.

Does not include an option to purchase 1,000,000 shares of our common stock granted on September 11, 2007 pursuant to an employment agreement. Mr. Hampson will not have the right to acquire shares pursuant to this option until September 11, 2008.

(4)

Does not include option to purchase 1,500,000 shares of our common stock granted on September 8, 2007 pursuant to an employment agreement. Mr. Ehrlich will not have the right to acquire shares pursuant to this option until October 1, 2008.

(5)

Does not include option to purchase 100,000 shares of our common stock granted on September 11, 2007 for services as a member of our Board of Directors. Mr. Benham will not have the right to acquire shares pursuant to this option until September 11, 2008.

(6)

Does not include option to purchase 100,000 shares of our common stock granted on September 11, 2007 for services as a member of our Board of Directors. Mr. Taylor will not have the right to acquire shares pursuant to this option until September 11, 2008.

(7)

Mark Melville was appointed Chief Corporate Development Officer on November 9, 2007 and will assume officer effective January 1, 2007. Does not include option to purchase 1,000,000 shares of our common stock granted on November 9, 2007 pursuant to an employment agreement. Mr. Melville will not have the right to acquire shares pursuant to this option until January 1, 2009.

CHANGE OF CONTROL

To the knowledge of management, there are no present arrangements or pledges of securities of our company that may result in a change in control of the company.

DESCRIPTION OF SECURITIES

GENERAL

We are presently authorized under our Articles of Incorporation to issue 50,000,000 shares of common stock $.001 par value per share. The following description of our capital stock is only a summary and does not purport to be complete and is subject to and qualified by our Articles of Incorporation, as amended, copies of which will be provided by us upon request, and by the provisions of applicable corporate laws of the State of Nevada.

COMMON STOCK

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Holders of 51% of the shares and being, or representing by proxy, are necessary to constitute a quorum at any meeting of our shareholders. An affirmative vote of a majority in interest is required for the election of directors. We may pay dividends at such time and to the extent declared by the Board of Directors in accordance with Nevada corporate law. Our common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of common stock are fully paid and non-assessable. To the extent that additional shares of common stock may be issued in the future, the relative interests of the then existing shareholders may be diluted.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Our Articles of Incorporation provides the following with respect to liability:

“No director or officer of the corporation shall be personally liable to the corporation of any of its shareholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer for act or omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article of the Stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of officer of the Corporation for acts or omissions prior to such repeal or modification.”

Section 78.7502 of the Nevada Revised Statutes provides that we may indemnify any person who was or is a party, or is threatened to be made a party, to any action, suit or proceeding brought by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity. The expenses that are subject to this indemnity include attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnified party in connection with the action, suit or proceeding. In order for us to provide this statutory indemnity, the indemnified party must not be liable under Nevada Revised Statutes section 78.138 or must have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to a criminal action or proceeding, the indemnified party must have had no reasonable cause to believe his conduct was unlawful.

Section 78.7502 also provides that we may indemnify any person who was or is a party, or is threatened to be made a party, to any action or suit brought by or on behalf of the corporation by reason of the fact that he is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity against expenses actually or reasonably incurred by him in connection with the defense or settlement of such action or suit if he is not liable under Nevada Revised Statutes section 78.138 of if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. We may not indemnify a person if the person is adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or another court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity.

Section 78.7502 requires us to indemnify our directors or officers against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with his defense, if he has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter.

These indemnification provisions may be sufficiently broad to permit indemnification of Communicate's executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

EXPERTS

The financial statements included in this prospectus have been audited by Consent of Independent Registered Public Accounting Firm Dale Matheson Carr-Hilton LaBonte LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is X-Clearing Corp. The transfer agent’s address is 535 Sixteenth Street Mall, Suite 810, Denver, CO, 80202, and their telephone number is (303) 573-1000.

LEGAL MATTERS AND INTEREST OF NAMED EXPERTS

LEGAL MATTERS

In the normal course of business, we may become involved in various legal proceedings. Except as stated below, we know of no pending or threatened legal proceeding to which we are or will be a party which, if successful, might result in a material adverse change in our business, properties or financial condition. However, as with most businesses, we are occasionally parties to lawsuits incidental to our business, none of which are anticipated to have a material adverse impact on our financial position, results of operations, liquidity or cash flows. We estimate the amount of potential exposure it may have with respect to litigation claims and assessments.

In December 1999, DHI commenced a lawsuit in the Supreme Court of British Columbia (No. C996417) against Paul Green, the former chief executive officer of DHI, for breach of fiduciary duty for wrongfully attempting to appropriate DHI’s business opportunities. DHI is seeking an undetermined amount of damages and a declaration that it had just cause to terminate Paul Green as the chief executive officer in or about June 1999. No decision has been rendered in this case and DHI cannot predict whether it will prevail, and if it does, what the terms of any judgment may be.

On March 9, 2000, Paul Green commenced a separate action in the Supreme Court of British Columbia (No. S001317) against DHI. In that action, Paul Green claimed wrongful dismissal and a breach of contract on the part of DHI. Paul Green is seeking an undetermined amount of damages and, among others, an order of specific performance for the issuance of a number of shares in the capital of DHI equal to 18.9% or more of the outstanding shares of DHI. On June 1, 2000, DHI filed a statement of defense and counterclaim. Management intends to defend this action vigorously.

INTEREST OF NAMED EXPERTS

We did not hire any expert or counsel on a contingent basis who will receive a direct or indirect interest in Communicate or who was a promoter, underwriter, voting trustee, director, officer, or employee of Communicate.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the common stock being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The reports and other information we file with the SEC can be read and copied at the SEC's Public Reference Room at 100 F. Street, NE, Washington, D.C. 20549. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at the principal offices of the SEC, 100 F. Street, NE, Washington, D.C. 20549. You may obtain information regarding the operation of the public reference room by calling 1(800) SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

Until 90 days after the commencement of the offering, all dealers that buy, sell or trade shares, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

FINANCIAL STATEMENTS

The consolidated financial statements as of December 31, 2006 and 2005 and the unaudited condensed consolidated financial statements as of September 30, 2007 and for the three months and nine months ended September 30, 2007 and 2006 commence on the following page.

COMMUNICATE.COM INC.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Communicate.com Inc.

We have audited the consolidated balance sheets of Communicate.com Inc. as at December 31, 2006 and 2005 and the consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2006 and 2005 and the results of its operations, stockholders’ equity and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As more fully described in Note 13, subsequent to the issuance of the Company’s 2005 consolidated financial statements and our initial report dated March 24, 2006, management discovered facts that existed at the date of our report, related certain equity transactions, which resulted in a restatement of certain information in the consolidated financial statements.

DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED ACCOUNTANTS

Vancouver, Canada
March 6, 2007

COMMUNICATE.COM INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2006	2005
		(As Restated in
		Note 13)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$2,105,340	$1,735,887
Available for sale securities	261,912	214,558
Accounts receivable	21,206	1,727

	2,388,458	1,952,172

RESTRICTED CASH	20,000	20,000
EQUIPMENT, net of accumulated depreciation of $15,277 (2005 - $11,963)	45,032	52,640
INTANGIBLE ASSETS (Note 2)	1,645,061	1,539,678

	$4,098,551	$3,564,490

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$991,855	$934,734

STOCKHOLDERS’ EQUITY
Capital stock (Note 4)
Authorized:
50,000,000 common shares, $0.001 par value
Issued and outstanding:
17,836,339 common shares (December 31, 2005 – 17,756,339)	8,846	8,766
Additional paid-in capital	3,605,579	3,543,156
Accumulated deficit	(507,729)	(922,166)

	3,106,696	2,629,756

	$4,098,551	$3,564,490

CONTINGENCY (NOTE 10)

The accompanying notes are an integral part of these consolidated financial statements.

COMMUNICATE.COM INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended	Year ended
	December 31,	December 31,
	2006	2005
		(As Restated in
		Note 13)
SALES
eCommerce	$7,476,203	$4,793,052
Domain names	623,800	-
Domain name leasing and advertising	312,792	975,011
Royalties	21,673	-
Total sales	8,434,468	5,768,063
COST OF SALES
eCommerce	6,155,568	3,896,654
Domain names	191,012	-
Total cost of sales	6,346,580	3,896,654

GROSS PROFIT	2,087,888	1,871,409

EXPENSES
Depreciation	15,277	10,416
General and administrative	550,110	434,741
Management fees and employee salaries	1,069,157	905,839
Marketing	339,505	391,545
	1,974,049	1,742,541

INCOME BEFORE OTHER ITEMS	113,839	128,868

ROYALTY SETTLEMENT (Note 11)	250,000	-
INTEREST INCOME	48,301	-
GAIN ON DEBT SETTLEMENT	-	149,519
NON-CONTROLLING INTEREST SHARE OF LOSS IN FREQUENT
TRAVELER.COM (Note 3)	2,297	68,588

NET INCOME	$414,437	$346,975

BASIC AND DILUTED EARNINGS PER SHARE	$0.02	$0.02

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING – BASIC AND DILUTED	17,786,339	16,687,748

The accompanying notes are an integral part of these consolidated financial statements.

COMMUNICATE.COM INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Common shares
	Number of		Additional
	Shares	Amount	Paid-in Capital	Accumulated Deficit	Total

Balance, December 31, 2004	15,321,339	$6,331	$3,202,779	$(1,269,141)	$1,939,969
Issuance of 275,000 common shares at
$0.50 per share for the acquisition of
domain names	275,000	275	137,225	-	137,500
Issuance of 2,000,000 common shares at
$0.05 per share for the exercise of
warrants	2,000,000	2,000	98,000	-	100,000
Issuance of 160,000 common shares at
$0.48 per share in lieu of accrued bonuses
to employees	160,000	160	76,640	-	76,800
Gain resulting from shares issued by
subsidiary	-	-	28,512	-	28,512
Net income (As Restated in Note 13)	-	-	-	346,975	346,975

Balance, December 31, 2005(As Restated
in Note 13)	17,756,339	8,766	3,543,156	(922,166)	2,629,756
Issuance of 80,000 common shares at
$0.81 per share in lieu of accrued bonuses
to officers	80,000	80	64,720	-	64,800
Non-controlling interest share in
FrequentTraveller.com	-	-	(2,297)	-	(2,297)
Net income	-	-	-	414,437	414,437

Balance, December 31, 2006	17,836,339	$8,846	$3,605,579	$(507,729)	$3,106,696

The accompanying notes are an integral part of these consolidated financial statements.

COMMUNICATE.COM INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended	Year ended
	December 31, 2006	December 31, 2005
		(As restated in
		Note 13)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$414,437	$346,975
Adjustments to reconcile net income to net cash
provided by operating activities:
Non-controlling interest share of losses (Note 3)	(2,297)	(68,588)
Non-cash royalty income	(250,000)	-
Non-cash cost of domain name sales	191,012	-
Gain on debt settlement	-	(149,519)
Depreciation	15,277	10,416
Changes in operating assets and liabilities:
Accounts and advances receivable	(19,479)	(8,516)
Issuance of common stock for bonuses	64,800	-
Accounts payable and accrued liabilities	57,121	495,858

CASH FLOW PROVIDED BY OPERATING ACTIVITIES	470,871	626,626

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of available for sale securities	(47,354)	(214,558)
Purchase of domain name	(4,126)	-
Purchase of minority interest in DHI	(42,269)	-
Purchases of computer equipment	(7,669)	(38,209)

CASH FLOW PROVIDED BY INVESTING ACTIVITIES	(101,418)	(252,767)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock for share subscriptions	-	100,000
Proceeds from exercise of warrants	-	100,000
Proceeds from issuance of common stock by Frequent Traveller.com	-	97,100

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	-	297,100

NET INCREASE IN CASH AND CASH EQUIVALENTS	369,453	670,959

CASH AND CASH EQUIVALENTS, BEGINNING	1,735,887	1,064,928

CASH AND CASH EQUIVALENTS, ENDING	$2,105,340	$1,735,887

SUPPLEMENTAL CASH FLOW INFORMATION (Note 8)

The accompanying notes are an integral part of these consolidated financial statements.

COMMUNICATE.COM INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

NOTE 1 – NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Communicate.com Inc. (“the Company”) has a subsidiary Domain Holdings Inc. (“DHI”) which owns a portfolio of generic domain names. DHI’s current business strategy is to develop or to seek partners to develop its domain names to include content, commerce and community applications. DHI has developed two websites that sell fragrance and beauty care and sporting goods products to North American consumers. DHI sells advertising services on its domains held for development and seeks to acquire other domains to complement its retail and advertising strategy. DHI has an in-house development team that develops its corporate and retailing websites.

During the year ended December 31, 2005, DHI reorganized by transferring certain domain name assets into its wholly owned subsidiary, Acadia Management Corp. (“Acadia”), a British Columbia, Canada , company incorporated on December 1, 2005.

During the year ended December 31, 2006, DHI transferred certain domain name assets into its wholly owned subsidiary 0778229 B.C. Ltd, a British Columbia, Canada, company incorporated on December 27, 2006. DHI renamed the subsidiary Importers.com (“Importers”).

On October 1, 2003 the Company acquired a 71% controlling interest in FrequentTraveller.com Inc. (“FT”), a Nevada private company incorporated on October 29, 2002. FT is a full service travel agency that caters to Internet-based customers seeking tours and other travel services. As at December 31, 2006, the Company owns 50.4% of the outstanding shares of FT. (Refer to Note 3.)

Comparative figures
Certain comparative figures have been reclassified in order to conform to the current year’s financial statement presentation.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation
The accompanying financial statements are presented in United States dollars and are prepared in accordance with accounting principles generally accepted in the United States.

Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of intangible assets, stock based compensation, determination and disclosure of contingent assets and liabilities at the date of the financial statements and for the periods that the financial statements are prepared. Actual amounts could differ from these estimates.

Principles of consolidation
The financial statements include the accounts of the Company, its 94.9% interest in its subsidiary DHI, its 50.4% interest in FT and its wholly owned subsidiaries Acadia and Importers. All significant intercompany balances and transactions are eliminated on consolidation.

Revenue recognition
Revenue from the sale and lease of domain names, whose carrying values are recorded as intangible assets, consists primarily of funds earned for the transfer of rights to domain names that are currently in the Company’s control. Collectibility of revenues generated is subject to a high level of uncertainty; accordingly revenues are recognized only as received.

Web advertising revenue consists primarily of commissions earned from the referral of visitors to the Company’s sites to other parties. The amount and collectibility of these referral commissions is subject to uncertainty; accordingly, revenues are recognized when the amount can be determined and collectibility can be reasonably assured. In accordance with Emerging Issues Task Force (“EITF”) 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent,” the Company records web advertising revenue net of service costs.

Revenues, and associated costs of goods sold, from the on-line sales of products, currently consisting primarily of fragrances and other beauty products, are recorded upon shipment of products and determination that collection is reasonably assured. The Company does not record inventory as an asset because all products sold are delivered to the customer on a “just-in-time” basis.

COMMUNICATE.COM INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue recognition (continued)
Revenues from the sales of travel products, including tours, airfares and hotel reservations, where the Company acts as the merchant of record and has inventory risk, are recorded on a gross basis. Customer deposits received prior to ticket issuance or 30-days prior to travel are recorded as deferred revenue. Where the Company does not act as the merchant of record and has no inventory risk, revenues are recorded at the net amounts, without any associated cost of revenue in accordance with EITF 99-19.

Available for Sale Securities
The Company holds marketable equity securities which are available for sale and as such, their carrying value is adjusted to market at the end of each reporting period. As required by Statement of Financial Accounting (“SFAS”) SFAS No. 130, “Reporting Comprehensive Income”, unrealized gains and losses on these investments are recorded as a component of accumulated other comprehensive income (loss) and are recorded as a component of net income (loss) when realized. However, if there is a permanent decline in the available for sale securities, this adjustment is taken into income for the period when such determination is made. There has been no comprehensive income (loss) to date.

Income taxes
The Company follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances .deferred tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment. A valuation allowance is provided for deferred tax assets if it is more likely than not that the Company will not realize the future benefit, or if the future deductibility is uncertain.

Foreign currency transactions
The financial statements are presented in United States dollars. In accordance with SFAS No. 52, “Foreign Currency Translation”, the foreign currency financial statements of the Company’s subsidiaries are re-measured into U.S. dollars. Monetary assets and liabilities are re-measured using the foreign exchange rate that prevailed at the balance sheet date. Revenue and expenses are translated at weighted average rates of exchange during the year and stockholders’ equity accounts and certain other historical cost balances are translated by using historical exchange rates. Resulting re-measurement gains or losses are reported on the consolidated statement of operations.

Earnings per share
Basic earnings per share are computed by dividing earnings for the period by the weighted average number of common shares outstanding for the period. Fully diluted earnings per share reflects the potential dilution of securities by including other potential common stock, including convertible preferred shares, in the weighted average number of common shares outstanding for a period and is not presented where the effect is anti-dilutive.

Cash and cash equivalents
The company considers all highly liquid instruments, with original maturity dates of three months or less at the time of issuance, to be cash equivalents.

Intangible assets
The Company has adopted the provision of the SFAS No. 142, “Goodwill and Intangible Assets”, which revises the accounting for purchased goodwill and intangible assets. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized and are tested for impairment annually. The determination of any impairment would include a comparison of estimated future operating cash flows anticipated during the remaining life with the net carrying value of the asset as well as a comparison of the fair value to book value of the Company.

The Company’s intangible assets, which consist of its portfolio of generic domain names, have been determined to have an indefinite life and management has determined, that there is no impairment of the carrying value of intangible assets at December 31, 2006.

COMMUNICATE.COM INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Website development costs
The Company has adopted the provisions of EITF No. 00-2, "Accounting for Web Site Development Costs," and AICPA SOP 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” whereby costs incurred in the preliminary project phase are expensed as incurred; costs incurred in the application development phase are capitalized; and costs incurred in the post-implementation operating phase are expensed as incurred.

Stock-based compensation
On January 1, 2006, the Company adopted the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Statement No. 123(R), “Share-Based Payment.” The Company adopted SFAS No. 123R using the modified-prospective-transition method. Under this method, compensation cost recognized for the year ended December 31, 2006 would include: a) compensation cost for all share-based payments granted prior to, but not yet vested as of December 31, 2005, based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123, and b) compensation cost for all share-based payments granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R. In addition, deferred stock compensation related to non-vested options is required to be eliminated against additional paid-in capital upon adoption of SFAS No. 123R. The results for the prior periods have not been restated.

The Company’s results of operations for the year ended December 31, 2005 did not include pro-forma disclosures because previously disclosed stock options were no different than if the Company had not adopted SFAS No. 123R because (i) there were no previously unvested stock options, and (ii) no stock options were granted during the year ended December 31, 2005. As a result, no pro forma disclosure of the impact of adopting SFAS No. 123R has been provided for the year ended December 31, 2005.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with SFAS No. 123 and the conclusions reached by the EITF in Issue No. 96-18. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by EITF 96-18.

Equipment
Equipment is stated at cost. Minor additions and improvements are charged to operations, and major additions are capitalized. Upon retirement, sale or other disposition, the cost and accumulated depreciation are eliminated from the accounts, and a gain or loss is included in operations. Amortization is computed using the declining balance method; 30% for computer equipment and 20% for office equipment and furniture.

Recent Accounting Pronouncements
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. This Statement permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of SFAS No. 159 on its financial position and results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” This Statement requires an employer to recognize the over funded or under funded status of a defined benefit post retirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position, and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS No. 158 is effective for fiscal years ending after December 15, 2006. The Company does not expect that the implementation of SFAS No. 158 will have any material impact on its financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measures”. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), expands disclosures about fair value measurements, and applies under other accounting pronouncements that require or permit fair value measurements.

COMMUNICATE.COM INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

SFAS No. 157 does not require any new fair value measurements. However, the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, which for the Company would be the fiscal year beginning January 1, 2008. The Company is currently evaluating the impact of SFAS No. 157 but does not expect that it will have a material impact on its financial statements.

In September 2006, the U.S. Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 is effective for periods ending after November 15, 2006. The Company is currently evaluating the impact of adopting SAB No. 108 but does not expect that it will have a material effect on its financial statements.

NOTE 3 – NON-CONTROLLING INTEREST

By agreement dated October 1, 2003, the Company acquired 350,000 common shares of FT, representing 71% of the outstanding shares of FT, in consideration for settlement of a $35,000 debt owing to the Company by FT for previous consulting work provided. Subsequent to October 1, 2003, FT issued 113,637 shares of its common stock to non-controlling interests for total proceeds of $50,000 resulting in a gain on dilution of $30,555 in fiscal 2003. In 2004, FT issued 350,000 shares to the Company in settlement of advances of $35,000 and issued 334,578 shares to non-controlling interests for total proceeds of $151,841. On November 16, 2004, FT declared a nine share for every one share stock dividend.

On May 1, 2005, FT completed a private placement of 2,942,000 common shares at $0.05 per common share and raised $147,100 of which 1,000,000 shares were purchased the Company for $50,000 and 1,942,000 shares were acquired by non-controlling interests. The monies were used to recapitalize FT and for working capital purposes. The Company recorded a non-controlling interest share of loss in FT of $68,588 in 2005. As of December 31, 2005, FT had 15,878,690 common shares issued and outstanding of which the Company owned 8,000,000 common shares representing 50.4% of FT’s issued and outstanding common shares.

On May 5, 2005, DHI entered into an agreement with FT whereby FT would have the right to sell travel products on DHI’s websites Brazil.com, Indonesia.com, Malaysia.com, Canadian.com and GreatBritain.com by agreeing to pay a royalty beginning in 2006 which is 5% on the first $20 million in sales of travel products and decreases by 1% on every subsequent $20 million to a minimum of 1% on annual sales greater than $80 million, subject to a minimum annual royalty of $150,000.. DHI retains the rights to sell other services, including advertising, on the websites.. The agreement expires on December 31, 2010 and may be extended by FT in increments of 5 years thereafter with the minimum annual royalty recalculated based on the average from the previous 5-year period. The minimum royalty payment of $150,000 was paid by FT to the Company during the year and was eliminated on consolidation..

On July 19, 2005, FT filed a Registration Statement Form SB-2 with the SEC offering up to 4,000,000 common shares at a price of $0.50 per common share. The monies to be raised are intended for development of FT’s business, including call center operations, technology investment and working capital. The Company is not obligated to undertake any portion of the offering, and if the maximum offering is sold by FT the Company’s interest in FT will decrease from 50.4% to 40%. While the registration process is continuing, the Company cannot estimate when, or if, the Registration Statement Form SB-2, filed by FT, will become effective and whether the offering will be sold by FT.

NOTE 4 – CAPITAL STOCK

The authorized capital of the Company consists of 50,000,000 common shares with a par value of $0.001. No preferred shares have been authorized.

COMMUNICATE.COM INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

(a)  On June 30, 2006, the Company issued 80,000 restricted common shares at $0.69 per common share which at the time of issuance had a fair value of $0.81 per common share or $64,800. A fair value increment adjustment of $9,600 was included in non cash management fees.

NOTE 4 – CAPITAL STOCK (continued)

(b)  On March 22, 2005, the Company issued 275,000 shares of restricted common shares to a third party for $137,500 which was paid by $100,000 cash and a portfolio of .com root-level domain names which have been recorded at a fair value of $37,500.

(c)  On May 16, 2005, the Company issued 160,000 shares of restricted common stock to four employees and two officers to satisfy bonuses payable of $76,800.

(d)  On June 22, 2005, the Company issued 2,000,000 shares of restricted common stock for $100,000 to two related parties pursuant to a share purchase warrant agreement dated June 28, 2002.

Stock options
The Company does not have a formal stock option plan, however, options may be granted with terms and conditions at the discretion of the Company’s board of directors. No stock options were granted in the years ended December 31, 2006 and 2005.

Share purchase warrants
On June 22, 3005, 2,000,000 share purchase warrants were exercised. A summary of the Company’s stock purchase warrants as of December 31, 2006, and changes during the two years ended is presented below:

		Weighted average	Weighted average
	Number of	exercise price	remaining contractual
	Warrants	per share	life (in years)
$
Balance at December 31, 2004	2,000,000	0.05	0.49
Exercised June 22, 2005	(2,000,000)	(0.05)	(0.49)
Balance at December 31, 2005	-	-	-
Balance at December 31, 2006	-	-	-

NOTE 5 – RELATED PARTY TRANSACTIONS

During the year ended December 31, 2006, the two officers of the company earned management fees and bonuses totalling $374,475 (2005 - $251,000) of which $64,800 (2005 - $40,000) was paid in shares of restricted common stock (Note 4(a) and Note 4(c)). As at December 31, 2006, $38,125 (2005 – $Nil) owing to the officers remains unpaid.

On June 22, 2005, 2,000,000 restricted common shares were issued to principals of Pacific Capital Markets Inc. (“PCM”) pursuant to the exercise of warrants (Note 4(d)). The principals of PCM are related to an officer and director of the Company.

During the first quarter in 2006, Manhattan Assets and DHI agreed to settle all future royalty obligations in exchange for the return of call.com which has been recorded as an intangible asset at its estimated fair value of $250,000 resulting in proceeds from settlement of $250,000. Manhattan Assets Corp. is a private company, which at the time of settlement had a director related to an officer and director of the Company (See Note 11).

NOTE 6 – FINANCIAL INSTRUMENTS

Interest rate risk exposure
The Company has limited exposure to any fluctuation in interest rates.

Foreign exchange risk
The Company is subject to foreign exchange risk for sales and purchases denominated in foreign currencies. Foreign currency risk arises from the fluctuation of foreign exchange rates and the degree of volatility of these rates relative to the United States dollar. The Company does not actively manage this risk.

COMMUNICATE.COM INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

NOTE 6 – FINANCIAL INSTRUMENTS (continued)

Concentration of credit risk
Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and trade accounts receivable. The Company limits its exposure to credit loss by placing its cash and cash equivalents on deposit with high credit quality financial institutions. Receivables arising from sales to customers are generally not significant individually and are not collateralized. Management regularly monitors the financial condition of its customers to reduce the risk of loss.

Fair values of Financial Instruments
The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107. “Disclosures about Fair Value of Financial Instruments.” The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. The fair value of financial instruments classified as current assets or liabilities, including cash and cash equivalents, accounts receivable, and accounts payable and accrued liabilities, have an approximate carrying value due to the short-term maturity of the instruments.

NOTE 7 – INCOME TAXES

The Company’s subsidiaries, DHI, Acadia and Importers are subject to federal and provincial taxes in Canada and the Company and its subsidiary FT are subject to United States federal and state taxes.

As at December 31, 2006, the Company and its subsidiaries have net operating loss carryforwards of approximately $1,128,000 that result in deferred tax assets. These loss carryforwards will expire, if not utilized, through 2026. The Company’s subsidiary DHI also has approximately $1,247,000 in undepreciated capital costs relating to property and equipment that have not been amortized for tax purposes. The Company’s subsidiaries Acadia and Importers also have approximately $2,373,000 combined in undepreciated capital costs relating to intangible assets that have not been amortized for tax purposes. The costs may be amortized in future years as necessary to reduce taxable income. Management believes that the realization of the benefits from these deferred tax assets is uncertain and. accordingly, a full deferred tax asset valuation allowance has been provided and no deferred tax asset benefit has been recorded.

The Company’s actual income tax provisions differ from the expected amounts determined by applying the appropriate combined effective tax rate to the Company’s net income before taxes. The significant components of these differences are as follows:

	Year ended	Year ended
	December 31,	December 31,
	2006	2005

Income before income taxes	$414,437	$346,975
Combined corporate tax rate	35.6%	35.6%

Expected corporate tax expense	(147,540)	(123,523)
(Increase) decrease resulting from:
Subsidiary non-controlling interests	818	24,417
Non-deductible domain name cost of sales	(68,000)	-
Non-taxable portion of domain name sales	111,036	-
Non-deductible items and other	(4,675)	(4,489)
Exchange adjustment to foreign denominated
future tax assets	2,287	49,246
Change in valuation allowance	106,074	54,349

Provision for income taxes	$-	$-

COMMUNICATE.COM INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

The tax effects of temporary differences that give rise to significant components of future income tax assets and liabilities are as follows:

NOTE 7 – INCOME TAXES (continued)

	December 31,	December 31,
	2006	2005

Deferred income tax assets:
Operating losses available for future periods	$401,516	$596,714
Property and equipment in excess of net book value	443,770	558,767
Intangible assets in excess of net book value	844,955	640,834

	1,690,241	1,796,315
Deferred income tax liabilities	-	-

	1,690,241	1,796,315
Valuation allowance	(1,690,241)	(1,796,315)

Net deferred income tax assets	$-	$-

NOTE 8 – SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

	Year	Year	Year
	ended December 31,	ended December 31,	ended December 31,
	2006	2005	2004
Cash paid during the year for:
Interest	$-	$-	$10,384
Income taxes	$-	$-	$-

On May 16, 2005, 160,000 shares were issued in settlement of $76,800 of DHI’s bonus payable (Note 4).
On August 15, 2006, 80,000 shares were issued for DHI bonuses of $64,800 (Note 4).

NOTE 9 – SEGMENTED INFORMATION

The Company’s eCommerce operations are conducted in three business segments, Domain Sales, Leasing and Advertising, eCommerce Products and eCommerce Services. Revenues, operating profits and net identifiable assets by business segments are as follows:

For the year ended December 31, 2006
	Domain Sales, Leasing and Advertising	eCommerce Products	eCommerce Services	Total
	$	$	$	$
Revenue	958,265	6,909,460	566,743	8,434,468
Segment Profit	313,591	7,711	(207,463	113,839

As at December 31, 2006		$	$	$
Total Assets	1,389,395	2,632,784	76,372	4,098,551
Intangible Assets	1,389,395	252,366	3,300	1,645,061

COMMUNICATE.COM INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

NOTE 9 – SEGMENTED INFORMATION (continued)

For the year ended December 31, 2005
	Domain Sales,
	Leasing and	eCommerce	eCommerce
	Advertising	Products	Services	Total
	$	$	$	$
Revenue	975,011	4,166,343	626,709	5,768,063
Segment Profit	146,440	146,439	(164,011)	128,868

As at December 31, 2005		$	$	$
Total Assets	1,352,628	2,142,276	69,586	3,564,490
Intangible Assets	1,352,628	183,750	3,300	1,539,678

The reconciliation of the segment profit to net income as reported in the financial statements is as follows:

For the years ended December 31,	2006	2005
	$	$
Segment Profit	113,839	128,868
Non-Recurring Income	250,000	-
Interest Income	48,301	-
Gain on Debt Settlement	-	149,519
Non-Controlling Interest	2,297	68,588
Dilution Gain in FrequentTraveller.com	-	-
Net Income	414,437	346,975

NOTE 10 – CONTINGENCY

The former Chief Executive Officer of DHI commenced a legal action against DHI on March 9, 2000 for wrongful dismissal and breach of contract. He is seeking, at a minimum, 18.39% of the outstanding shares of DHI, specific performance of his contract, special damages in an approximate amount of $30,000, aggravated and punitive damages, interest and costs. On June 1, 2000, DHI filed a Defence and Counterclaim against this individual claiming damages and special damages for breach of fiduciary duty and breach of his employment contract. The outcome of these legal actions is currently not determinable and as such the amount of loss, if any, resulting from this litigation is presently not determinable. To date, there has been no further action taken by the plaintiff since the filing of the initial legal action on March 9, 2000.

NOTE 11 – ROYALTY SETTLEMENT

During the year ended December 31, 2004, DHI sold automobile.com, call.com, exercise.com and makeup.com to Manhattan Assets Corp. for $1 million and retained a perpetual royalty right to the domain names. The royalty is calculated and payable monthly as the greater of 5% of net revenues arising from the sale of products and services marketed on web pages hosted on the domain names, or $2,500, No royalties were received during the years ended December 31, 2005 and 2004. Due to the uncertainty of realization, no revenues have been recorded to date other than one payment of $21,672 in the first quarter of 2006.. During the first quarter in 2006, Manhattan Assets and DHI agreed to settle all future royalty obligations in exchange for the return of call.com which has been recorded as an intangible asset at its estimated fair value of $250,000 resulting in proceeds from settlement of $250,000. Manhattan Assets Corp. is a private Company, which at the time of settlement had a director related to an officer and director of the Company.

COMMUNICATE.COM INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

NOTE 12 – DOMAIN NAME SALES

On March 21, 2006, pursuant to an agreement dated March 21, 2001, DHI sold Vancouver.com for $123,800. The domain had a cost basis of $65,900.

On August 11, 2006, DHI completed the sale and transfer of a Wrestling.com with a cost basis of $125,112 to an arms-length party for cash proceeds of $500,000.

NOTE 13 – RESTATEMENT OF COMPARATIVE FINANCIAL STATEMENTS

The December 31, 2005 consolidated financial statements were restated in the Company’s 10-KSB/A filing with the SEC to correct the accounting and disclosures of FT dilution gains as follows:

During 2005, the Company had recorded dilution gains resulting from the sale of treasury shares by its subsidiary, FT. Pursuant to Staff Accounting Bulletin Topic No.5, these dilution gains in FT, although calculated correctly, should not have been recorded in net income for the year, but should have been recorded as additional paid in capital. The impact on the previously issued financial statement is as follows:

	Amount Previously
	Reported for the		As Adjusted for the
	Year Ended		Year Ended
	December 31, 2005	Adjustments	December 31, 2005
Deficit, Opening	$(1,198,701)	$(70,440)	$(1,269,141)
Net Income	373,940	(26,965)	346,975
Deficit, Closing	(824,761)	(97,405)	(922,166)

Additional Paid-In Capital	3,445,751	97,405	3,543,156

NOTE 14 – SUBSEQUENT EVENTS

On March 5, 2007, a $20,000 bond (restricted cash) was returned to the Company.

COMMUNICATE.COM INC.

CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2007

(UNAUDITED)

CONSOLIDATED BALANCE SHEETS

CONSOLIDATED STATEMENTS OF OPERATIONS

CONSOLIDATED STATEMENTS OF CASH FLOWS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

COMMUNICATE.COM INC.

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2007	2006
	(unaudited)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$4,071,105	$2,105,340
Available for sale securities	634,256	261,912
Prepaid expenses and deposit	83,289	-
Accounts receivable	83,848	21,206

	4,872,498	2,388,458

RESTRICTED CASH	-	20,000
EQUIPMENT, net	35,943	45,032
INTANGIBLE ASSETS	1,645,061	1,645,061

	$6,553,502	$4,098,551

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$958,861	$948,675
Due to related parties	43,180	43,180
	1,002,041	991,855

STOCKHOLDERS’ EQUITY
Capital stock
Authorized:
50,000,000 common shares, $0.001 par value
Issued and outstanding:
19,896,623 common shares (December 31, 2006 – 17,836,339)	10,906	8,846
Additional paid-in capital	6,725,401	3,605,579
Accumulated deficit	(1,184,846)	(507,729)

	5,551,461	3,106,696

	$6,553,502	$4,098,551

CONTINGENCY (Note 4)
COMMITMENT (Note 6)

The accompanying notes are an integral part of these consolidated financial statements.

COMMUNICATE.COM INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months	Three months	Nine months	Nine months
	ended	ended	ended	ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006

SALES
eCommerce	$1,642,530	$1,555,396	$4,849,346	$4,358,228
Domain names	-	500,000	-	623,800
Domain name leasing and advertising	128,064	72,432	268,657	241,403
Royalties	-	-	-	21,673
Total sales	1,770,594	2,127,828	5,118,003	5,245,104
COST OF SALES
eCommerce	1,289,535	125,112	3,831,041	3,565,272
Domain names	-	1,238,542	-	191,012
Total cost of sales	1,289,535	1,363,654	3,831,041	3,756,284

GROSS PROFIT	481,059	764,174	1,286,962	1,488,820

EXPENSES
Depreciation	2,802	3,790	9,089	11,756
General and administrative	147,019	98,592	407,715	305,297
Management fees and employee salaries	547,689	221,939	1,096,053	789,010
Marketing	145,571	73,965	357,027	215,373
Professional fees	91,932	29,423	151,845	64,532
	935,013	427,709	2,021,729	1,385,968

(LOSS) INCOME BEFORE OTHER ITEMS	(453,954)	336,465	(734,767)	102,852
NON RECURRING INCOME	-	-	-	250,000
INTEREST INCOME	24,788	-	57,649	35,428
NON-CONTROLLING INTEREST SHARE OF
LOSS IN FT.COM	-	11,394	-	-

NET (LOSS) INCOME	$(429,166)	$347,859	$(677,118)	388,280

BASIC AND DILUTED NET (LOSS) INCOME
PER SHARE	$(0.02)	$0.02	$(0.04)	$0.02

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING
– BASIC	18,948,362	17,836,339	18,317,646	17,836,339
– DILUTED	21,149,378	17,836,339	20,276,187	17,836,339

The accompanying notes are an integral part of these consolidated financial statements.

COMMUNICATE.COM INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine months	Nine months
	ended	ended
	September 30, 2007	September 30, 2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(677,118)	$388,280
Adjustments to reconcile net income to net cash
provided by operating activities:
Non-cash cost of domain name sales (Note 7)	-	191,012
Non-recurring income	-	(250,000)
Interest charged to additional paid-in capital	-	3,414
Stock based compensation	62,847	-
Accrued and unpaid severance costs	200,000	-
Share issuance costs	-	64,800
Depreciation	9,089	11,756
Changes in operating assets and liabilities:
Accounts receivable	(62,642)	(289,925)
Prepaid expenses	(83,289)	(41,608)
Accounts payable and accrued liabilities	(135,367)	(291,010)

CASH FLOW USED IN OPERATING ACTIVITIES	(686,684)	(291,010)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of available for sale securities	(372,344)	(160,008)
Purchase of domain name	-	(4,126)
Purchase of computer equipment	-	(7,669)

CASH FLOW USED IN INVESTING ACTIVITIES	(372,344)	(171,803)

CASH FLOWS FROM FINANCING ACTIVITIES
Restricted cash	20,000	-
Proceeds from issuance of common stock	3,004,793	-
Loan proceeds	-	43,180

CASH FLOW PROVIDED BY FINANCING ACTIVITIES	3,024,793	43,180

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,965,765	(60,904)

CASH AND CASH EQUIVALENTS, BEGINNING	2,105,340	1,735,887

CASH AND CASH EQUIVALENTS, ENDING	$4,071,105	$1,674,983

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for:
Interest	$-	$-
Income taxes	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

COMMUNICATE.COM INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007
(unaudited)

NOTE 1 – BASIS OF PRESENTATION

Unaudited Interim Financial Information
The consolidated financial statements of Communicate.com Inc. and subsidiaries (the “Company”) have been prepared in accordance with generally accepted accounting principles for interim consolidated financial information and with the instructions to Form 10-QSB and Regulation S-B as promulgated by the Securities and Exchange Commission ("SEC"). Accordingly, these consolidated financial statements are condensed and do not include some of the information necessary to obtain a complete understanding of the financial data. Accordingly, your attention is directed to footnote disclosures found in the Annual Report on Form 10-KSB for the year ended December 31, 2006, and particularly to Note 2, which includes a summary of significant accounting policies. In the opinion of management, the unaudited consolidated financial statements furnished herein include all adjustments, all of which are of a normal recurring nature, necessary for a fair statement of the results for the interim period presented.

The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses during the reporting period. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company's financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions that could have a material effect on the reported amounts of the Company's financial position and results of operations. Operating results for the nine month period ended September 30, 2007 are not necessarily indicative of the results that may be expected for the year ended December 31, 2007.

NOTE 2 – RELATED PARTY TRANSACTIONS

Employment Severance Agreement
Pursuant to the terms and conditions of an employment severance agreement, dated September 27, 2007 (the “Severance Agreement”), between the Company and its former President, the Company has agreed to pay a severance allowance in the amount of $200,000 less any and all applicable government withholdings and deductions. Accordingly, the Company has accrued a $200,000 liability to its former President which has been expensed as management fees in the period ended September 30, 2007. Furthermore, pursuant to the Severance Agreement, for a period commencing on October 1, 2007 until December 31, 2007, the Company has agreed to retain its former President as a consultant for a monthly fee of $10,000 to assist in the day- to-day operations of the Company, the transition of duties, and the relocation of the Company’s offices.

Chief Executive Officer (“CEO”)
Effective June 1, 2007 the Company entered into a five year employment agreement with its CEO (the “CEO Agreement”). The CEO Agreement provides that the CEO will receive (1) an annual base salary of CAD$300,000; (2) a bonus of up to 60% of base salary. On September 11, 2007, the CEO was granted an incentive stock option to purchase up to 1,000,000 shares of common stock of the Company at an exercise price of $2.50 per share. The option to purchase shares of common stock vests over the term of the incentive stock option plan as follows: (i) 330,000 shares exercisable on September 11, 2008 and (ii) thereafter the option to purchase 83,300 shares vests after each successive three-month period until the granted amount has vested. Unless earlier terminated, the option shall expire on September 11, 2012.

On June 11, 2007, the Company issued 1,000,000 shares of common stock and 1,000,000 share purchase warrants to purchase 1,000,000 common stock with an exercise price of $1.25 effective and expiring June 10, 2009 to Hampson Equities Ltd., a company owned and controlled by the Company’s CEO, in exchange for $1,000,000 cash (received) pursuant to a subscription agreement dated June 1, 2007. These shares and share purchase warrants are restricted securities and are subject to resale restrictions under Rule 144.

COMMUNICATE.COM INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007
(unaudited)

NOTE 2 – RELATED PARTY TRANSACTIONS – (continued)

Chief Operating Officer and President (“COO”)
Pursuant to the terms and conditions of an employment agreement, dated September 8, 2007 (the “COO Agreement”), the Company has appointed a Chief Operating Officer and President (the “COO”), as of October 1, 2007 (the “Effective Date”). The COO Agreement provides for a term of five years. The COO Agreement provides that the COO will receive (a) an annual base salary of CDN $275,000; (b) a special bonus of CDN $200,000 to be paid on the Effective Date; (c) two additional special bonuses of $250,000 each, to be paid on each of the first and second anniversary of the Effective Date; (d) an additional cash bonus of up to 50% of base salary; and (e) a grant of 1,500,000 incentive stock options which will be subject to vesting as follows: (i) 500,000 Shares on the first anniversary of the Effective Date and (ii) thereafter 125,000 Shares vest after each successive three-month period. The Incentive Stock Options were granted under the Company’s 2007 Stock Option Plan on October 1, 2007.

NOTE 3 – SEGMENTED INFORMATION

The Company’s eCommerce operations are conducted in three business segments, Domain Sales, Leasing and Advertising; eCommerce Products and eCommerce Services. Revenues, operating profits and net identifiable assets by business segments are as follows:

For the nine months ended September 30, 2007
	Domain Sales, Leasing and Advertising	eCommerce Products	eCommerce Services	Total
	$	$	$	$
Revenue	268,657	4,387,072	462,274	5,118,003
Segment Profit (Loss)	(498,448)	(169,552)	(66,767)	(734,767)

As at September 30, 2007
	$	$	$	$
Total Assets	1,389,395	5,094,109	69,998	6,553,502
Intangible Assets	1,389,395	252,366	3,300	1,645,061

NOTE 3 – SEGMENTED INFORMATION – (continued)

For the nine months ended September 30, 2006
	Domain Sales, Advertising and Royalty	eCommerce Products	eCommerce Services	Total
	$	$	$	$
Revenue	886,876	3,960,228	398,000	5,245,104
Segment Profit (Loss)	385,865	(125,384)	(157,629)	102,852

As at September 30, 2006	$	$	$	$
Total Assets	1,347,126	2,357,606	68,422	3,773,154
Intangible Assets	1,347,126	252,366	3,300	1,602,792

The reconciliation of the segment profit to net income as reported in the financial statements is as follows:

For the nine months ended September 30,	2007	2006
	$	$
Segment (Loss) Profit	(734,767)	102,852
Non-Recurring Income	-	250,000
Interest Income	57,649	35,428
Net (Loss) Income	(677,118)	388,280

COMMUNICATE.COM INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007
(unaudited)

NOTE 4– CONTINGENCY

The former Chief Executive Officer of DHI commenced a legal action against DHI on March 9, 2000 for wrongful dismissal and breach of contract. He is seeking, at a minimum, 18.39% of the outstanding shares of DHI, specific performance of his contract, special damages in an approximate amount of $30,000, aggravated and punitive damages, and interest and costs. On June 1, 2000, DHI filed a Defence and Counterclaim against this individual claiming damages and special damages for breach of fiduciary duty and breach of his employment contract. The outcome of these legal actions is currently not determinable and as such the amount of loss, if any, resulting from this litigation is presently not determinable. To date, there has been no further action taken by the plaintiff since the filing of the initial legal action on March 9, 2000.

NOTE 5 – CAPITAL STOCK

Common Share Subscriptions

On June 11, 2007, the Company issued 1,000,000 shares of common stock and 1,000,000 common stock share purchase warrants with an exercise price of $1.25 to a company owned and controlled by the Company’s CEO in exchange for $1,000,000 cash. The warrants expire June 10, 2009.

During September and October 2007 the Company accepted subscriptions from 11 accredited investors pursuant to which the Company has issued and sold 2,550,000 of the Company’s shares of common stock, at a price of $2.00 per share for total gross proceeds of $5,100,000 (the “Offering”). The shares were issued pursuant to the subscriptions as follows: 1,000,000 shares for $1,999,956 net cash proceeds were issued before September 30, 2007, and the balance of 1,550,000 shares for net cash proceeds of $3,000,944, were issued in October 2007.

Pursuant to the terms of the Offering, the Company has agreed to file a registration statement on Form SB-2 or other appropriate registration form with the Securities and Exchange Commission (the “Registration Statement”) on or before December 31, 2007 covering the resale of the common stock (the “Registerable Securities”) sold. The Company is further required to use its reasonable best efforts to maintain the Registration Statement effective for a period of (i) two years or (ii) until such time as all the Registerable Securities are eligible for sale under Rule 144k of the Securities Act of 1933, as amended. In the event the Registration Statement is not filed on or before December 31, 2007, the Company would be required to pay each investor, as a one-time penalty, shares of common stock of the Company equal to (i) 5% of the investor’s subscription amount, divided by (ii) the Offering Price (the “Penalty Shares”). The Penalty Shares shall be issued to the investor on or before January 15, 2008, and the Company shall include all such shares as Registerable Securities in the Registration Statement.

The Offering was conducted in reliance upon an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"), including, without limitation, that under Section 506 of Regulation D promulgated under the Securities Act. The securities were offered and sold by the Company to accredited investors in reliance on Section 506 of Regulation D of the Securities Act of 1933, as amended.

Stock Options

The Board of Directors and stockholders approved the 2007 Stock Incentive Plan and adopted it August 21, 2007 (“the Plan”). The Company has reserved 5,000,000 shares of its common stock for issuance to the directors, employees and consultants under the Plan. The Plan is administered by the Board of Directors. Vesting terms of the options range from immediately to five years and no options will be exercisable for a period of more than ten years.

On September 11, 2007 the Company granted a total of 1,250,000 stock options to purchase the Company’s common stock at an exercise price of $2.50 per share, vesting over three years and exercisable for a period of five years, to the following individuals:

(a)	1,000,000 to the Company’s CEO;
(b)	50,000 to a consultant; and
(c)	100,000 each to two directors.

COMMUNICATE.COM INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007
(unaudited)

NOTE 5 – CAPITAL STOCK – (continued)

Stock Options (continued)

All of the above options were valued using the Black Scholes option pricing model using the following assumptions: no dividend yield; expected volatility rate of 120.92%; a risk free interest rate of 4.07% - 4.11% and an average life of 3 years resulting in a value of $1.81 per option granted. The fair value of these options of $2,262,500 will be recognized on a straight-line basis over the next 3 years and accordingly, an expense of $62,847 has been recognized as of the period ended September 30, 2007.

A summary of the option activity for the nine months ended September 30, 2007 pursuant to the terms of the 2007 Plan is as follows:

	2007 Plan
		Weighted
	Outstanding	Average
	Options	Exercise
		Price
Options outstanding , December 31, 2006
Granted	1,250,000	$2.50
Exercised	—	—
Cancelled or expired	—	—
Options outstanding, September 30, 2007	1,250,000	$2.50
Options exercisable September 30, 2007	—
Exercise price	$2.50
Weighted average remaining life	4.95

Effective October 1, 2007, the Company granted to its COO 1,500,000 options to purchase the Company’s common stock at a price of $2.42 per share. These options vest over three years and are exercisable for a period of five years. The Company valued the foregoing options using the Black Scholes option pricing model using the following assumptions: no dividend yield; expected volatility rate of 120.92%; risk free interest rate of 4.23% and an average life of 3 years resulting in a value of $1.42 per option granted. The fair value of these stock options of $2,130,000 will be recognized on a straight-line basis over the next 3 years, commencing October 1, 2007.

Common Stock Purchase Warrants

As of September 30, 2007, the Company has 1,000,000 warrants to purchase the Company’s common stock outstanding as follows:

		Weighted
		Average
	Outstanding	Exercise
	Warrants	Price

Warrants outstanding , December 31, 2006	-	$-
Granted	1,000,000	1.25
Cancelled or expired	-	-
Warrants exercisable September 30, 2007	1,000,000	$1.25
Exercise price	$1.25
Weighted average remaining life	1.70 Years

COMMUNICATE.COM INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007
(unaudited)

NOTE 6 – COMMITMENT

Effective October 1, 2007 the Company leased a 5,400 square feet office in Vancouver, Canada from an unrelated party for a 5-year period starting from October 1, 2007 to September 30, 2012. Pursuant to the terms of the lease agreement, the Company has committed to basic rent costs for the next 5 years commencing October 1, 2007 as follows: (a) year 1 - $109,511; (b) year 2 - $114,853; (c) year 3 - $120,915; (d) year 4 - $125,537; and (e) year 5 - $130,879. The Company will also be responsible for common costs which are currently estimated to be equal to approximately 75% of basic rent.

NOTE 7 – DOMAIN NAME SALE

On August 11, 2006, DHI completed the sale and transfer of a sports domain name with a cost of $125,112 to an arms-length party for cash proceeds of $500,000.

NOTE 8 – SUBSEQUENT EVENTS

Effective November 6, 2007, pursuant to an Asset Purchase Agreement between the Company and FT, the Company acquired all of the tangible and intangible assets associated or used in connection with the operation of FT’s travel business, exclusive of all cash and real property, in consideration for (a) the 8,000,000 shares of FT owned by the Company; and (b) the cancellation of $261,833 of debt owed by FT to the Company.

As of November 9, 2007, the Company entered into a five year employment agreement with its Chief Corporate Development Officer (“CCDO”) (the “CCDO Agreement”), effective January 1, 2008 (the “Effective Date”). The CCDO Agreement provides that the CCDO will receive (1) an annual base salary of CDN$250,000, commencing January 1, 2008; (2) a bonus of up to 50% of base salary; (3) a special bonus of CDN $300,000 to be paid on or the Effective Date; (4) two special bonuses of $100,000 each to be paid on each of the first and second anniversary of the Effective Date; and (5) an incentive stock option to purchase up to 1,000,000 shares of common stock of the Company at an exercise price equal to the market closing price of the Company’s common shares on the Effective Date. The option to purchase shares of common stock vests over the term of the CCDO Agreement as follows: (i) exercisable as to 33.333% of the shares on the first anniversary of the Effective Date and (ii) an additional 8.333% of the shares on the last day of each successive three month period thereafter, until all such shares have vested. Unless earlier terminated, the option shall expire on January 1, 2013. The Incentive Stock Options will be granted under the Company’s 2007 Stock Option Plan.

PART II

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company’s Articles of Incorporation provides the following with respect to liability:

“No director or officer of the corporation shall be personally liable to the corporation of any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer for act or omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article of the Stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of officer of the Corporation for acts or omissions prior to such repeal or modification.”

Section 78.7502 of the Nevada Revised Statutes provides that the Company may indemnify any person who was or is a party, or is threatened to be made a party, to any action, suit or proceeding brought by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity. The expenses that are subject to this indemnity include attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnified party in connection with the action, suit or proceeding. In order for us to provide this statutory indemnity, the indemnified party must not be liable under Nevada Revised Statutes section 78.138 or must have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to a criminal action or proceeding, the indemnified party must have had no reasonable cause to believe his conduct was unlawful.

Section 78.7502 also provides that the Company may indemnify any person who was or is a party, or is threatened to be made a party, to any action or suit brought by or on behalf of the corporation by reason of the fact that he is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity against expenses actually or reasonably incurred by him in connection with the defense or settlement of such action or suit if he is not liable under Nevada Revised Statutes section 78.138 of if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. We may not indemnify a person if the person is adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or another court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity.

Section 78.7502 requires the Company to indemnify our directors or officers against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with his defense, if he has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter.

The Company has been advised that it is the position of the Commission that insofar as the provision in the Company's Articles of Incorporation, as amended, may be invoked for liabilities arising under the Securities Act, the provision is against public policy and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an estimate of the costs and expenses payable by us in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission Registration Fee:

Securities and Exchange Commission Registration Fee	$144.44
Printing Fees	$600.00
Accounting Fees and Expenses	$10,000
Legal Fees and Expenses	$25,000
Miscellaneous	$1,000
Total	$36,744.44

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

We have sold or issued the following securities not registered under the Securities Act of 1933, as amended (the “Securities Act”) by reason of the exemption afforded under Section 4(2) of the Securities Act within the past three years. Except as stated below, no underwriting discounts or commissions were payable with respect to any of the following transactions. The offers and sales of the following securities were exempt from the registration requirements of the Securities Act under Rule 506 insofar as (1) except as stated below, each of the investors was accredited within the meaning of Rule 501(a); (2) the transfer of the securities were restricted by the Company in accordance with Rule 502(d); (3) there were no more than 35 non-accredited investors in any transaction within the meaning of Rule 506(b), after taking into consideration all prior investors under Section 4(2) of the Securities Act within the twelve months preceding the transaction; and (4) none of the offers and sales were effected through any general solicitation or general advertising within the meaning of Rule 502(c).

  On March 22, 2005, we issued 275,000 restricted shares of common stock for aggregate consideration of $137,500 of which $100,000 was in cash. These shares are restricted securities and are subject to resale restrictions under Rule 144 of the Securities Act (“Rule 144”).

  On May 16 2005, we issued 160,000 restricted shares of common stock to staff in settlement of bonuses earned and accrued in 2004. These shares are restricted securities and are subject to resale restrictions under Rule 144.

  On August 15, 2006, we issued 80,000 restricted shares of common stock to staff in settlement of certain bonuses earned in 2006. These shares are restricted securities and are subject to resale restrictions under Rule 144.

  On May 25, 2007, we issued 60,284 restricted shares of common stock to staff in settlement of certain bonuses earned in 2007. These shares are restricted securities and are subject to resale restrictions under Rule 144.

  On June 11, 2007, the Board of Directors of Communicate issued 1,000,000 shares of common stock and warrants to purchase up to 1,000,000 additional shares of restricted common stock at the price of $1.25 effective until June 10, 2009 to Hampson Equities Ltd. (a company owned and controlled by C. Geoffrey Hampson) pursuant to a subscription agreement dated June 1, 2007.

  On September 24, 2007, we issued 2,550,000 restricted shares of common stock to accredited investors for aggregate consideration of $5,100,000, which shares are being registered on the registration statement of which this disclosure is a part under the terms of subscription agreements between us and the holders.

Within the past three years we have issued the following securities not registered under the Securities Act by reason of the exemption afforded under Rule 903 of Regulation S of the Securities Act on the basis that the sale of the shares was completed in an “offshore transaction,” as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the shares. Each investor represented to us that the investor was not a U.S. person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a U.S. person.

  On June 22, 2005, we issued 2,000,000 restricted shares of common stock for aggregate consideration of $100,000 pursuant to exercise of warrants to purchase two million shares of the Company’s common stock at an exercise price of $0.05 per share.

ITEM 27. EXHIBITS.

EXHIBIT INDEX

3.1	Articles of Incorporation (1)

3.2	Bylaws (2)

3.3	Certificate of Amendment to the Articles of Incorporation (3)

3.4	Text of Amendment to the Bylaws (4)

5.1	Opinion of Richardson & Patel LLP *

10.1	Communicate.com, Inc. 2007 Stock Incentive Plan (6)

10.2	Employment agreement between Communicate.com, Inc. and C. Geoffrey Hampson dated May 31, 2007 (7)

10.3	Real Property Lease Agreement between Communicate.com, Inc. and Landing Holdings Limited and Landing Properties Limited dated July 16, 2007 (8)

10.4	Employment Agreement between Communicate.com, Inc. and Jonathan Ehrlich dated September 8, 2007 (9)

10.5	Incentive Stock Option Agreement between Communicate.com, Inc. and Jonathan Ehrlich dated September 8, 2007 (10)

10.6	Incentive Stock Option Agreement between Communicate.com, Inc. and C. Geoffrey Hampson dated September 11, 2007 *

10.7	Incentive Stock Option Agreement between Communicate.com, Inc. and James Taylor dated September 11, 2007 *

10.8	Incentive Stock Option Agreement between Communicate.com, Inc. and Mark Benham dated September 12, 2007 *

10.9	Employment Severance Agreement between Communicate.com, Inc. and David M. Jeffs dated September 27, 2007 (11)

10.10	Employment Agreement between Communicate.com Inc. and Mark Melville dated November 9, 2007 (12)

10.11	Incentive Stock Option Agreement between Communicate.com Inc. and Mark Melville dated November 9, 2007 (13)

10.12	Asset Purchase Agreement between Communicate.com, Inc. and FrequentTraveller.com, Inc. dated November 12, 2007 (14)

10.13	Form of Subscription Agreement (5)

14.1	Code of Ethics *

21.1	List of Subsidiaries *

23.1	Consent of Independent Registered Public Accounting Firm Dale Matheson Carr-Hilton LaBonte LLP *

23.2	Opinion of Richardson & Patel LLP (included as Exhibit 5.1)

24.1	Power of Attorney *

*Filed herewith

(1)	Previously filed as exhibit 2(a) to Communicate.com, Inc.’s Registration Statement on Form 10-SB as filed on March 10, 2000 and incorporated herein by this reference.

(2)	Previously filed as exhibit 2(b) to Communicate.com, Inc.’s Registration Statement on Form 10-SB as filed on March 10, 2000 and incorporated herein by this reference.

(3)	Previously filed as exhibit 3.3 to Communicate.com, Inc.’s Quarterly Report on Form 10-QSB for period ended September 30, 2007 as filed on November 19, 2007 and incorporated herein by this reference.

(4)	Previously filed as exhibit 3.4 to Communicate.com, Inc.’s Current Report on Form 8-K as filed on August 22, 2007 and incorporated herein by this reference.

(5)	Previously filed as exhibit 10.1 to Communicate.com, Inc.’s Current Report on Form 8-K as filed on September 25, 2007 and incorporated herein by this reference.

(6)	Previously filed as exhibit 4.1 to Communicate.com, Inc.’s Registration Statement Form S-8 as filed on August 22, 2007 and incorporated herein by this reference.

(7)	Previously filed as exhibit 10.7 to Communicate.com, Inc.’s Current Report on Form 8-K as filed on June 5, 2007 and incorporated herein by this reference.

(8)	Previously filed as exhibit 10.8 to Communicate.com, Inc.’s Quarterly Report on Form 10-QSB for period ended September 30, 2007 as filed on November 19, 2007 and incorporated herein by this reference.

(9)	Previously filed as exhibit 10.1 to Communicate.com, Inc.’s Current Report on Form 8-K as filed on September 12, 2007 and incorporated herein by this reference.

(10)	Previously filed as exhibit 10.2 to Communicate.com, Inc.’s Current Report on Form 8-K as filed on September 12, 2007 and incorporated herein by this reference.

(11)	Previously filed as exhibit 10.1 to Communicate.com, Inc.’s Current Report on Form 8-K as filed on October 3, 2007 and incorporated herein by this reference.

(12)	Previously filed as Exhibit 10.1 to Communicate.com, Inc.’s Current Report on Form 8-K as filed November 16, 2007 and incorporated herein by this reference.

(13)	Previously filed as Exhibit 10.2 to Communicate.com, Inc.’s Current Report on Form 8-K as filed November 16, 2007 and incorporated herein by this reference.

(14)	Previously filed as Exhibit 10.1 to Communicate.com, Inc.’s Current Report on Form 8-K as filed November 16, 2007 and incorporated herein by this reference.

ITEM 28. UNDERTAKINGS.

(a)	The undersigned Communicate hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

		(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)

To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus file with the Securities and Exchange Commission (“SEC”) pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

		(iii)	Include any additional or changed material information on the plan of distribution.

(2)

For purposes of determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

For determining liability under the Securities Act, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[The remainder of this page is left blank intentionally.]

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this registration statement on Form SB-2 to be signed on its behalf by the undersigned, in Vancouver, British Columbia, on December 28, 2007.

COMMUNICATE.COM, INC.

Date: December 28, 2007	By:	/s/ C. Geoffrey Hampson
C. Geoffrey Hampson
Chief Executive Officer

EXHIBIT TABLE

3.1	Articles of Incorporation (1)

3.2	Bylaws (2)

3.3	Certificate of Amendment to the Articles of Incorporation (3)

3.4	Text of Amendment to the Bylaws (4)

5.1	Opinion of Richardson & Patel LLP *

10.1	Communicate.com, Inc. 2007 Stock Incentive Plan (6)

10.2	Employment agreement between Communicate.com, Inc. and C. Geoffrey Hampson dated May 31, 2007 (7)

10.3	Real Property Lease Agreement between Communicate.com, Inc. and Landing Holdings Limited and Landing Properties Limited dated July 16, 2007 (8)

10.4	Employment Agreement between Communicate.com, Inc. and Jonathan Ehrlich dated September 8, 2007 (9)

10.5	Incentive Stock Option Agreement between Communicate.com, Inc. and Jonathan Ehrlich dated September 8, 2007 (10)

10.6	Incentive Stock Option Agreement between Communicate.com, Inc. and C. Geoffrey Hampson dated September 28, 2007 *

10.7	Incentive Stock Option Agreement between Communicate.com, Inc. and James Taylor dated September 28, 2007 *

10.8	Incentive Stock Option Agreement between Communicate.com, Inc. and Mark Benham dated September 28, 2007 *

10.9	Employment Severance Agreement between Communicate.com, Inc. and David M. Jeffs dated September 27, 2007 (11)

10.10	Employment Agreement between Communicate.com Inc. and Mark Melville dated November 9, 2007 (12)

10.11	Incentive Stock Option Agreement between Communicate.com Inc. and Mark Melville dated November 9, 2007 (13)

10.12	Asset Purchase Agreement between Communicate.com, Inc. and FrequentTraveller.com, Inc. dated November 12, 2007 (14)

10.13	Form of Subscription Agreement (5)

14.1	Code of Ethics *

21.1	List of Subsidiaries *

23.1	Consent of Independent Registered Public Accounting Firm Dale Matheson Carr-Hilton LaBonte LLP *

23.2	Opinion of Richardson & Patel LLP (included as Exhibit 5.1)

24.1	Power of Attorney *

*Filed herewith

(1)	Previously filed as exhibit 2(a) to Communicate.com, Inc.’s Registration Statement on Form 10-SB as filed on March 10, 2000 and incorporated herein by this reference.

(2)	Previously filed as exhibit 2(b) to Communicate.com, Inc.’s Registration Statement on Form 10-SB as filed on March 10, 2000 and incorporated herein by this reference.

(3)	Previously filed as exhibit 3.3 to Communicate.com, Inc.’s Quarterly Report on Form 10-QSB for period ended September 30, 2007 as filed on November 19, 2007 and incorporated herein by this reference.

(4)	Previously filed as exhibit 3.4 to Communicate.com, Inc.’s Current Report on Form 8-K as filed on August 22, 2007 and incorporated herein by this reference.

(5)	Previously filed as exhibit 10.1 to Communicate.com, Inc.’s Current Report on Form 8-K as filed on September 25, 2007 and incorporated herein by this reference.

(6)	Previously filed as exhibit 4.1 to Communicate.com, Inc.’s Registration Statement Form S-8 as filed on August 22, 2007 and incorporated herein by this reference.

(7)	Previously filed as exhibit 10.7 to Communicate.com, Inc.’s Current Report on Form 8-K as filed on June 5, 2007 and incorporated herein by this reference.

(8)	Previously filed as exhibit 10.8 to Communicate.com, Inc.’s Quarterly Report on Form 10-QSB for period ended September 30, 2007 as filed on November 19, 2007 and incorporated herein by this reference.

(9)	Previously filed as exhibit 10.1 to Communicate.com, Inc.’s Current Report on Form 8-K as filed on September 12, 2007 and incorporated herein by this reference.

(10)	Previously filed as exhibit 10.2 to Communicate.com, Inc.’s Current Report on Form 8-K as filed on September 12, 2007 and incorporated herein by this reference.

(11)	Previously filed as exhibit 10.1 to Communicate.com, Inc.’s Current Report on Form 8-K as filed on October 3, 2007 and incorporated herein by this reference.

(12)	Previously filed as Exhibit 10.1 to Communicate.com, Inc.’s Current Report on Form 8-K as filed November 16, 2007 and incorporated herein by this reference.

(13)	Previously filed as Exhibit 10.2 to Communicate.com, Inc.’s Current Report on Form 8-K as filed November 16, 2007 and incorporated herein by this reference.

(14)	Previously filed as Exhibit 10.1 to Communicate.com, Inc.’s Current Report on Form 8-K as filed November 16, 2007 and incorporated herein by this reference.